Filed Pursuant to Rule 424(b)(2)
File No. 333-143824

CALCULATION OF REGISTRATION FEE

	Maximum	Amount of
	Aggregate	Registration
Title of Each Class of Securities Offered	Offering Price	Fee(1)(2)
6.70% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067	$1,000,000,000	$30,700

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)	This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in The Progressive Corporation’s Registration Statement No. 333-143824 on Form S-3.

Prospectus Supplement to Prospectus dated June 18, 2007.
$1,000,000,000
The Progressive Corporation
6.70% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067

The 6.70% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067, the “debentures,” are our unsecured, subordinated debt instruments and will bear interest from the date they are issued to, but excluding, June 15, 2017, at an annual rate of 6.70%, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2007 and ending on June 15, 2017. From and including June 15, 2017, the debentures will bear interest at an annual rate equal to three-month LIBOR plus 2.0175%, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning September 15, 2017. We have the right, on one or more occasions, to defer the payment of interest on the debentures as described in this prospectus supplement. We will not be required to settle deferred interest pursuant to the alternative payment mechanism described in this prospectus supplement until we have deferred interest for five consecutive years or, if earlier, made a payment of current interest during a deferral period. We may defer interest for one or more consecutive interest periods up to ten years without giving rise to an event of default. Deferred interest will accrue additional interest at an annual rate equal to the annual interest rate then applicable to the debentures. In the event of our bankruptcy, holders of the debentures may have a limited claim for any outstanding deferred interest.

The principal amount of the debentures will become due on June 15, 2037 (or if such day is not a business day, the following business day), the “scheduled maturity date,” only to the extent that we have received proceeds from the sale of certain qualifying capital securities during a 180-day period ending on a notice date not more than 15 and not less than ten business days prior to such date. We will use our commercially reasonable efforts, subject to a market disruption event, to raise sufficient net proceeds from the issuance of qualifying capital securities to permit repayment of the debentures in full on the scheduled maturity date. If we have not raised sufficient net proceeds to permit repayment of the debentures on the scheduled maturity date, we will repay the debentures to the extent of such net proceeds, and the unpaid portion will remain outstanding and will continue to bear interest at three-month LIBOR plus 2.0175%, payable quarterly. We will use our commercially reasonable efforts, subject to a market disruption event, to raise sufficient proceeds from the issuance of qualifying capital securities to permit repayment of the remaining principal amount of the debentures on the following quarterly interest payment date, and on each quarterly interest payment date thereafter, until the debentures are paid in full. On June 15, 2067 (or if such day is not a business day, the following business day), the “final maturity date,” we must pay any remaining outstanding principal and accrued and unpaid interest in full on the debentures whether or not we have sold qualifying capital securities.

We may elect to redeem any or all of the debentures at any time. Any redemption prior to June 15, 2047 will be subject to our covenants in the Replacement Capital Covenant, as described in this prospectus supplement. In the case of a redemption before June 15, 2017, the redemption price will be equal to the greater of (x) 100% of the principal amount of the debentures being redeemed and (y) the applicable make-whole amount described herein, in each case plus any accrued and unpaid interest. The applicable make-whole amount will be lower in the case of a redemption of all outstanding debentures in connection with a tax event or rating agency event. In the case of a redemption on or after June 15, 2017, the redemption price will be equal to 100% of the principal amount of the debentures being redeemed plus any accrued and unpaid interest.

Investing in the debentures involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement and the “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2006, incorporated by reference herein.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Debenture	Total

Initial public offering price	99.729%	$997,290,000
Underwriting discount	1.000%	$10,000,000
Proceeds, before expenses, to The Progressive Corporation	98.729%	$987,290,000

The underwriters expect to deliver the debentures through the facilities of The Depository Trust Company against payment in New York, New York on or about June 21, 2007.

Goldman, Sachs & Co.	JPMorgan

Sole Structuring Coordinator and Joint Bookrunner	Joint Bookrunner

Merrill Lynch & Co.
Prospectus Supplement dated June 18, 2007.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which contains more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents identified under the heading “Information Incorporated by Reference” on page S-65 of this prospectus supplement. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

When we use the terms “Progressive”, the “company”, “we”, “us” or “our” in this prospectus supplement, we mean The Progressive Corporation on a parent only basis, and not any of its subsidiaries or mutual company affiliate, unless we state or the context implies otherwise. The term “subsidiaries” in this prospectus supplement includes both our subsidiaries and our mutual company affiliate, unless we state or the context implies otherwise.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and does not contain all the information you will need in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should pay special attention to the “Risk Factors” section of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2006.

The Progressive Corporation

In this section only, when we use the terms “Progressive”, the “company”, “we”, “us” or “our”, we mean The Progressive Corporation and its subsidiaries, on a consolidated basis, unless we state or the context implies otherwise.

The Progressive insurance organization began business in 1937. The Progressive Corporation, an insurance holding company formed in 1965, currently has 67 subsidiaries and one mutual insurance company affiliate (collectively, the “subsidiaries”). Our insurance subsidiaries provide personal and commercial automobile insurance and other specialty property-casualty insurance and related services throughout the United States. Our subsidiaries’ property-casualty insurance products protect our customers against collision and physical damage to their motor vehicles, uninsured and underinsured bodily injury, and liability to others for personal injury or property damage arising out of the use of those vehicles. Our non-insurance subsidiaries generally support our insurance and investment operations.

Progressive’s insurance businesses operate in a highly regulated environment. Our insurance subsidiaries are subject to regulation and supervision by state insurance departments in all 50 states and the District of Columbia, each of which has a unique and complex set of laws and regulations. State insurance departments have broad administrative power relating to licensing insurers, agents and adjusters, regulating premium changes and policy forms, establishing reserve requirements, prescribing statutory accounting methods and the form and content of statutory financial reports, and regulating the type and amount of investments permitted. In addition, insurance statutes or regulations in many states limit the extent to which insurance companies may pay dividends and transfer assets to their affiliates (including a parent company) and either prohibit, or require prior regulatory approval for, the payment of dividends and other distributions in excess of such limits. As a holding company with no business operations of its own, The Progressive Corporation relies on dividends from its subsidiaries as the principal source of funding to meet its financial obligations, including obligations to make payments on any debt securities issued under this prospectus supplement and the accompanying prospectus and the holding company’s other indebtedness.

We maintain geographic diversity in our insurance underwriting business, writing personal auto policies in 49 states and the District of Columbia and commercial auto policies in 49 states.

Personal Lines Business

Our Personal Lines segment writes insurance for private passenger automobiles and recreational and other vehicles. This business generally offers more than one program in a single state, with each program targeted to a specific distribution channel, market or customer group. The Personal Lines Businesses accounted for 86% of our total net premiums written in 2006, compared to 87% in 2005 and 88% in 2004, and represented 86% of our total net premiums written in the first quarter 2007.

Private passenger automobile insurance represented 91% of total Personal Lines net premiums written by Progressive in 2006, compared to 92% in both 2005 and 2004, and accounted for 93% of our total Personal Lines net premiums written in the first quarter 2007. We ranked third in industry market share based on net premiums written for each of 2006, 2005 and 2004. We compete with approximately 280 other insurance companies/groups that each writes over $5 million of private passenger auto insurance premiums annually in the United States as well as numerous smaller insurers. The top 15 private passenger auto insurers comprise about 75% of this market. For 2006, the estimated industry net premiums written for personal auto insurance in the United States were $160.4 billion, and our share of this market was approximately 7.6%, compared to $159.5 billion and 7.6%, respectively, in 2005, and $157.3 billion and 7.5% in 2004. Except as otherwise noted, all industry data and our market share or ranking in the industry either were derived directly from data reported by A.M. Best Company Inc. or Highline Data LLC or were estimated using such data as the primary source.

Our specialty Personal Lines products include insurance for motorcycles, recreational vehicles, mobile homes, watercraft, snowmobiles and similar items. These products represented 9% of the total Personal Lines net premiums written by Progressive in 2006 and are primarily distributed by independent agents and brokers. Based on our review of the markets, we have determined that we have been the market share leader for personal watercraft insurance since 2002 and for the motorcycle product since 1998.

The Personal Lines business is generated either by independent agents and brokers or written directly online or by phone. The Agency Business includes business written by our network of more than 30,000 independent insurance agencies located throughout the United States, as well as brokerages in New York and California. The Agency Business also writes business through strategic alliance business relationships with other insurance companies, financial institutions and national brokerage agencies. For the first quarter 2007, the total net premiums written through the Agency Business represented 63% of our Personal Lines volume, compared to 64% in 2006, 66% in 2005 and 68% in 2004.

The Direct Business includes business written directly by us online at www.progressive.com and by phone at 1-800-PROGRESSIVE. Net premiums written in the Direct Business were 36%, 34% and 32% of our Personal Lines volume in 2006, 2005 and 2004, respectively, and 37% for the first quarter 2007.

Commercial Auto Business

Our Commercial Auto Business writes primary liability and physical damage insurance for automobiles and trucks owned by small businesses and represented 14% of our total net premiums written in 2006, compared to 13% in 2005 and 12% in 2004. For the first three months of 2007, the Commercial Auto Business represented 14% of our total net premiums written. The majority of our Commercial Auto customers insure three or fewer vehicles.

The Commercial Auto Business, which is primarily distributed through the independent agency channel, operates in the specialty truck and light and local commercial auto markets. The specialty truck commercial auto market, which accounts for slightly more than half of the total Commercial Auto premiums and approximately 40% of the vehicles we insure in this business, includes dump trucks, logging trucks, tow trucks, local cartage and other short-haul commercial vehicles. The remainder is in the light and local commercial auto market, which includes autos, vans and pick-up trucks used by artisans, such as contractors, landscapers and plumbers, and a variety of other small businesses.

We compete on a countrywide basis with approximately 210 other companies/groups, each with over $5 million of commercial auto premiums written annually, as well as smaller regional and national companies. Our Commercial Auto Business is one of three co-leaders in the commercial auto insurance market, with a 6.7% market share for 2006. The other co-leaders’ market shares were 6.8% and 6.9%, respectively.

Other Indemnity Businesses

Our other indemnity businesses, which represented less than 1% of our 2006, 2005 and 2004 net premiums written, include providing professional liability insurance to community banks, principally directors and officers liability insurance. The program, sponsored by the American Bankers

Association, insures over 1,700 banks, located in every state. We reinsure the majority of the risk on these coverages with a small mutual reinsurer controlled by its bank customers and various other reinsurance entities. In addition, our other indemnity businesses include managing our run-off businesses.

Service Businesses

Our service businesses include providing insurance-related services, primarily policy issuance and claims adjusting services in 25 states for Commercial Auto Insurance Procedures/Plans (CAIP), which are state-supervised plans serving the involuntary markets. We process approximately 50% of the premiums in the CAIP market and compete with two other providers countrywide. As a service provider, we collect fee revenue that is earned on a pro rata basis over the term of the related policies. We cede 100% of the premiums and losses to the plans. Reimbursements to us from the CAIP plans are required by state laws and regulations, subject to certain requirements. The service businesses represented less than 1% of our 2006, 2005 and 2004 revenues.

Our service business also includes our total loss concierge program. This program is primarily a customer-service initiative, through which we help policyholders and claimants find and purchase a replacement vehicle when their automobile is declared to be a total loss.

Claims

We manage our claims handling on a companywide basis through approximately 475 claims offices located throughout the United States. In addition, we have in operation 54 service centers, in 41 metropolitan areas across the country, that provide concierge-level claims service. These service centers are designed to provide end-to-end resolution for auto physical damage losses. Customers can choose to bring their vehicles to one of these sites, where they can pick up a rental vehicle. Our representatives will then write the estimate, select a qualified repair shop and inspect the vehicle once the repairs are complete. This service reforms the vehicle repair process, increases consumer satisfaction, increases our productivity and improves the cycle time and quality of repairs. Concierge-level of claims service is our primary approach to physical damage assessment and facilitation of vehicle repairs in urban markets.

Investments

We employ what we believe is a conservative approach to investment and capital management intended to ensure that we have sufficient capital to support all of the insurance premiums that we can profitably write. Our portfolio is invested primarily in short-term and intermediate-term, investment-grade fixed-income securities. Our investment portfolio had a fair value of $14.7 billion at December 31, 2006, compared to $14.3 billion at December 31, 2005. The fair value of the portfolio at March 31, 2007 was approximately $15.1 billion. Investment income is affected by the variability of cash flows to or from the portfolio, shifts in the type and quality of investments in the portfolio, changes in yield and other factors. Investment income, including net realized gains (losses) on securities, before expenses and taxes, was $638.1 million in 2006, compared to $498.8 million in 2005 and $563.7 million in 2004, and was $186.8 million for the first three months of 2007.

* * * * *

Additional information about The Progressive Corporation and its subsidiaries can be found in our documents filed with the Securities and Exchange Commission, which are incorporated herein by reference. See “Information Incorporated by Reference” and “Where You Can Find More Information” in this prospectus supplement.

Our principal executive office is located at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, and our telephone number is (440) 461-5000.

The Debentures

Repayment of Principal

We must repay the principal amount of the debentures, together with accrued and unpaid interest, on June 15, 2037, or if that date is not a business day, the next business day (the “scheduled maturity date”), subject to the limitations described below.

We are required to repay the debentures on the scheduled maturity date only to the extent that we have raised sufficient net proceeds from the issuance of qualifying capital securities, as described under “Description of the Replacement Capital Covenant”, during a 180-day period ending on a notice date not more than 15 and not less than ten business days prior to the scheduled maturity date. We are required to use our commercially reasonable efforts, subject to a “market disruption event”, as described under “Description of the Junior Subordinated Debentures — Market Disruption Events”, to raise sufficient net proceeds from the issuance of qualifying capital securities to permit repayment of the debentures in full on the scheduled maturity date in accordance with the foregoing requirement. If we have not raised sufficient net proceeds to permit repayment of the debentures on the scheduled maturity date, we will repay the debentures to the extent of such net proceeds, and the unpaid portion will remain outstanding and will continue to bear interest at three-month LIBOR plus 2.0175%, payable quarterly (as described below under “— Interest” in this Prospectus Supplement Summary and under “Description of the Junior Subordinated Debentures — Interest Rate and Interest Payment Dates” in this prospectus supplement) until repaid. We will use our commercially reasonable efforts, subject to a market disruption event, to raise sufficient proceeds from the issuance of qualifying capital securities to permit repayment of the remaining principal amount of the debentures on the following quarterly interest payment date, and on each quarterly interest payment date thereafter, until the debentures are paid in full.

Any unpaid principal amount of the debentures, together with accrued and unpaid interest, will be due and payable on June 15, 2067, the “final maturity date”, or upon acceleration following an event of default, regardless of the amount of qualifying capital securities we have issued and sold by that time.

Although under the replacement capital covenant (described below under “— Replacement Capital Covenant” in this Prospectus Supplement Summary and under “Description of the Replacement Capital Covenant” in this prospectus supplement) the principal amount of debentures that we may redeem or repay at any time is based on the net cash proceeds from certain issuances of common shares, qualifying warrants, mandatorily convertible preferred shares, debt exchangeable for common equity, debt exchangeable for preferred equity, qualifying non-cumulative preferred shares and qualifying capital securities, we have no obligation to issue any securities other than qualifying capital securities or to use the proceeds of the issuance of any other securities to repay the debentures on the scheduled maturity date or at any time thereafter.

Interest

From June 21, 2007 to but excluding June 15, 2017, or any earlier redemption date, the debentures will bear interest at the annual rate of 6.70%. Interest on the debentures will accrue from June 21, 2007. Progressive will pay that interest semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2007 and ending on June 15, 2017, subject to our rights and obligations described under “Description of the Junior Subordinated Debentures — Option to Defer Interest Payments” and “Description of the Junior Subordinated Debentures — Alternative Payment Mechanism.” From and including June 15, 2017, the debentures will bear interest at an annual rate equal to three-month LIBOR plus 2.0175% payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2017, subject to our rights and obligations described under “Description of the Junior Subordinated Debentures —

Option to Defer Interest Payments” and “Description of the Junior Subordinated Debentures — Alternative Payment Mechanism.”

We have the right on one or more occasions to defer the payment of interest on the debentures as described in this prospectus supplement. We will not be required to settle deferred interest pursuant to the alternative payment mechanism described in this prospectus supplement until we have deferred interest for five consecutive years or, if earlier, made a payment of current interest during a deferral period. We may defer interest for one or more consecutive interest periods that do not exceed ten years without giving rise to an event of default. Deferred interest will accumulate additional interest at an annual rate equal to the annual interest rate then applicable to the debentures. In the event of our bankruptcy, holders of the debentures may have a limited claim for any outstanding deferred interest.

If we elect to defer interest payments, we will not be permitted to pay deferred interest on the debentures (and compounded interest thereon) during the deferral period from any source other than the net proceeds from issuance of “qualifying APM securities” (as defined under “Description of the Junior Subordinated Debentures — Alternative Payment Mechanism”), which includes our common shares, qualifying non-cumulative preferred shares, qualifying warrants and mandatorily convertible preferred shares, as described under “Description of the Junior Subordinated Debentures — Alternative Payment Mechanism.”

Subordination

The debentures will be unsecured, subordinated and junior in right of payment upon our liquidation to all of our existing and future senior indebtedness, but will rank equally in right of payment upon liquidation with debt that by its terms ranks on a parity with the debentures upon our liquidation, and will be effectively subordinated to all liabilities of our subsidiaries. The debentures will not be subordinated in right of payment upon our liquidation to our trade creditors. All of our existing indebtedness is senior to the debentures. As of March 31, 2007, our indebtedness for money borrowed ranking senior to the debentures upon liquidation, on an unconsolidated basis, totaled approximately $1.2 billion. Payments on the debentures effectively will be subordinated to all existing and future liabilities of our subsidiaries to the extent of the assets of such subsidiaries. Obligations of our insurance subsidiaries (including unearned premiums, loss and loss adjustment expense reserves, accounts payable, accrued expenses and other liabilities, but excluding intra-company debt) would effectively rank senior to the debentures upon liquidation and totaled approximately $11.3 billion as of March 31, 2007. As of that date, our subsidiaries had no direct external borrowings. See “Description of the Junior Subordinated Debentures — Subordination” for the definition of “senior indebtedness.”

The terms of the debentures permit us to make any payment of current or deferred interest on our indebtedness that ranks on a parity with the debentures upon our liquidation, the “pari passu securities”, that is made pro rata to the amounts due on such pari passu securities (including the debentures), provided that such payments are made in accordance with the last paragraph under “Description of the Junior Subordinated Debentures — Alternative Payment Mechanism,” to the extent it applies, and, in other instances, any payments of principal or current or deferred interest on pari passu securities that, if not made, would cause us to breach the terms of the instrument governing such pari passu securities.

Certain Payment Restrictions Applicable to Progressive

At any time when we have given notice of our election to defer interest payments on the debentures but the related deferral period has not yet commenced or a deferral period is continuing, we and our subsidiaries generally may not make payments on or redeem or purchase any shares of our capital stock or any of our debt securities or guarantees that rank upon our liquidation on a parity with or junior to the debentures, subject to certain limited exceptions. In addition, subject to certain limited exceptions, if any deferral period lasts longer than one year, we and our subsidiaries generally may not redeem or purchase securities that upon our bankruptcy or liquidation would rank pari passu or junior to any of our qualifying APM securities, the proceeds of which were used to settle deferred interest during the relevant deferral period, until the first anniversary of the date on which all deferred interest has been paid.

Redemption of the Debentures

We may elect to redeem any or all of the debentures at any time. In the case of a redemption before June 15, 2017, the redemption price will be equal to the greater of (x) 100% of the principal amount of the debentures being redeemed and (y) the applicable make-whole amount, in each case plus any accrued and unpaid interest. The applicable make-whole amount will be lower in the case of a redemption of all outstanding debentures in connection with a tax event or rating agency event. In the case of a redemption on or after June 15, 2017, the redemption price will be equal to 100% of the principal amount of the debentures being redeemed plus any accrued and unpaid interest. For a description of the applicable make-whole amounts, and the events that would result in our being able to redeem the debentures only in whole but not in part, see “Description of the Junior Subordinated Debentures — Redemption.”

Any redemption of the debentures before June 15, 2047 will be subject to the limitations described under the section entitled “Description of the Replacement Capital Covenant.”

Events of Default

The following events are “events of default” with respect to the debentures:

•	default in the payment of accrued interest in full on the debentures on any interest payment date (whether or not such interest payment date commenced a deferral period) and our failure on or before the conclusion of a ten-year period following such interest payment date to pay interest (including compounded interest) then accrued in full;

•	default in the payment of principal on the debentures when due, whether at stated maturity, upon redemption, upon a declaration of acceleration or otherwise, subject to the limitations described below under “Description of the Junior Subordinated Debentures — Repayment of Principal”; or

•	certain events of The Progressive Corporation’s bankruptcy, insolvency or receivership.

If an event of default under the junior subordinated indenture (as defined under “Description of the Junior Subordinated Debentures”) described in the first two bullet points above occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures may declare the entire principal amount of, and all accrued but unpaid interest on, all debentures to be due and payable immediately. If an event of default occurs involving certain events of The Progressive Corporation’s bankruptcy, insolvency or receivership, the principal amount of the debentures will automatically become due and payable.

We will not be in default of our obligations, nor will an event of default occur, if we elect to defer interest in accordance with the terms of the debentures (as described in “— Interest” above), or if we do not pay principal on the debentures at or after the scheduled maturity date (as described in “— Repayment of Principal” above) as a result of our failure to raise sufficient proceeds from the issuance of qualifying capital securities provided that we have used our commercially reasonable efforts to do so.

Form

The debentures will be represented by one or more global securities registered in the name of Cede & Co., as nominee for The Depository Trust Company (“DTC”). Beneficial interests in the debentures will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through either DTC (in the United States), or Clearstream, Luxembourg or Euroclear (in Europe) if they are participants in those systems, or indirectly through organizations which are participants in those systems.

Replacement Capital Covenant

Around the time of the initial issuance of the debentures, we will enter into a “replacement capital covenant” in which we will covenant for the benefit of holders of one or more designated series of our indebtedness (which initially will be our 6.25% Senior Notes due 2032 (CUSIP No. 743315AL7)), other than the debentures, that we will not repay, redeem, defease or purchase the debentures before June 15, 2047, except to the extent that the amount repaid, redeemed, defeased or purchased does not exceed the sum of the “applicable percentage” (as defined under “Description of the Replacement Capital Covenant”) of (i) the aggregate amount of net proceeds we or our subsidiaries have received, during the applicable “measurement period” (as defined under “Description of the Replacement Capital Covenant”) from the sale of specified securities in the specified amounts described therein and (ii) the market value of common shares that we and our subsidiaries have issued (determined as of the date of issuance) in connection with the conversion of specified non-equity convertible securities over the period described therein.

The replacement capital covenant will terminate upon the occurrence of certain events, including an acceleration of the debentures due to the occurrence of an event of default. The replacement capital covenant is not intended for the benefit of holders of the debentures and may not be enforced by them, except that we will agree in the junior subordinated indenture that we will not amend the replacement capital covenant to impose additional restrictions on the type or amount of qualifying capital securities that we may include for purposes of determining when repayment, redemption, defeasance or purchase of the debentures is permitted, except with the consent of the holders of a majority in outstanding principal amount of the debentures.

FORWARD-LOOKING INFORMATION

Under the Private Securities Litigation Reform Act of 1995, statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. These risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; inflation and changes in economic conditions (including changes in interest rates and financial markets); the accuracy and adequacy of our pricing and loss reserving methodologies; the competitiveness of our pricing and the effectiveness of our initiatives to retain more customers; initiatives by competitors and the effectiveness of our response; our ability to obtain regulatory approval for requested rate changes and the timing thereof; the effectiveness of our brand strategy and advertising campaigns relative to those of competitors; legislative and regulatory developments; disputes relating to intellectual property rights; the outcome of litigation pending or that may be filed against us; weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions); changes in driving patterns and loss trends; acts of war and terrorist activities; our ability to maintain the uninterrupted operation of our facilities, systems (including information technology systems) and business functions; court decisions and trends in litigation and health care and auto repair costs; and other matters described from time to time in our releases and publications, and in our periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for one or more contingencies. Reported results, therefore, may appear to be volatile in certain accounting periods.

RISK FACTORS

Your investment in the debentures will involve certain risks described below. In consultation with your own financial and legal advisors, you should carefully consider the information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, and pay special attention to the following discussion of risks relating to the debentures before deciding whether an investment in the debentures is suitable for you. In addition to the risk factors relating to the debentures set forth below, we also specifically incorporate by reference into this prospectus supplement the section captioned “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006. The debentures will not be an appropriate investment for you if you are not knowledgeable about significant features of the debentures or financial matters in general. You should not purchase the debentures unless you understand, and know that you can bear, these investment risks.

Our obligation to repay the debentures on the scheduled maturity date is subject to the issuance of qualifying capital securities.

Our obligation to repay the debentures on the scheduled maturity date of June 15, 2037 is limited. We are required to repay the debentures on the scheduled maturity date only to the extent that we have raised sufficient net proceeds from the issuance of qualifying capital securities (as defined under “Description of the Replacement Capital Covenant”) within a 180-day period ending on a notice date not more than 15 and less than ten business days prior to such date. If we have not raised sufficient net proceeds from the issuance of qualifying capital securities to permit repayment of the debentures on the scheduled maturity date, we will not be required to repay the unpaid amount until (i) we have raised sufficient net proceeds from the issuance of qualifying capital securities to permit repayment in full in accordance with this requirement, (ii) we redeem the debentures, (iii) an event of default occurs and the debentures are accelerated or (iv) the final maturity date for the debentures. Our ability to raise sufficient net proceeds in connection with this obligation to repay the debentures will depend on, among other things, market conditions at the time the obligation arises and our financial strength, performance and prospects, as well as the acceptability to prospective investors of the terms of these securities. Although we have agreed to use our commercially reasonable efforts, subject to a market disruption event, to raise sufficient net proceeds from the issuance of qualifying capital securities to repay the debentures during the 180-day period referred to above and on each interest payment date after the scheduled maturity date until the debentures are repaid in full, our failure to do so would not be an event of default or give rise to a right of acceleration or similar remedy with respect to the debentures until the final maturity date, and we will be excused from using our commercially reasonable efforts if certain market disruption events occur.

We have the right to defer interest for ten years without causing an event of default.

We have the right at one or more times to defer interest on the debentures for one or more consecutive interest periods that do not exceed ten years. Although we would be subject to the alternative payment mechanism after we have deferred interest for a period of five consecutive years (or such shorter period resulting from our payment of current interest after a deferral), if we are unable to raise sufficient eligible proceeds (as defined in “Description of the Junior Subordinated Debentures
— Alternative Payment Mechanism”), we may elect not to pay accrued interest on the debentures for one or more consecutive interest periods that do not exceed ten years without causing an event of default with respect to the debentures. During any such deferral period, holders of debentures will receive limited or no current payments on the debentures and, so long as we are otherwise in compliance with our obligations, such holders will have no remedies against us for nonpayment unless we fail to pay all deferred interest (including compounded interest) at the end of the ten-year deferral period, at the final maturity date or, if applicable, at the earlier accelerated maturity date, redemption date or repayment date of the debentures.

Our ability to pay deferred interest is limited by the terms of the alternative payment mechanism, and is subject to market disruption events and other factors beyond our control.

If we elect to defer interest payments, we will not be permitted to pay deferred interest on the debentures (and compounded interest thereon) during the deferral period, which may be one or more consecutive interest periods that do not exceed ten years, from any source other than the eligible proceeds from the issuance of qualifying APM securities, as described under “Description of the Junior Subordinated Debentures — Alternative Payment Mechanism.” Our ability to issue certain qualifying APM securities is limited by a “preferred shares issuance cap,” which limits the net proceeds from the issuance of qualifying non-cumulative preferred shares and unconverted mandatorily convertible preferred shares that we may apply to the payment of deferred interest with respect to all deferral periods to 25% of the aggregate principal amount of the debentures issued in this offering. Our obligation to issue certain qualifying APM securities is also limited by a “common equity issuance cap,” pursuant to which we will not be required to issue common shares or qualifying warrants prior to the fifth anniversary of the commencement of a deferral period if the number of common shares issued or issuable upon exercise of such qualifying warrants, together with the number of our common shares previously issued or issuable upon exercise of previously issued qualifying warrants during such deferral period, would exceed 2% of the total number of our outstanding common shares as of the date of our most recent publicly available consolidated financial statements immediately prior to the date of such issuance. Additionally, we will not be permitted to sell our common shares, qualifying warrants or mandatorily convertible preferred shares for purposes of paying deferred interest on the debentures to the extent that the number of our common shares to be so issued (or which would be issuable upon exercise or conversion of any such qualifying warrants or mandatorily convertible preferred shares) would exceed 250 million common shares, unless we increase this “share cap amount” as described below under “Description of the Junior Subordinated Debentures — Alternative Payment Mechanism.” If we have reached the share cap amount and the preferred shares issuance cap, we may continue to defer interest on the debentures, and such deferral will not constitute an event of default unless such deferral period exceeds ten years.

The occurrence of a market disruption event may prevent or delay a sale of qualifying APM securities pursuant to the alternative payment mechanism and, accordingly, the payment of deferred interest on the debentures. Market disruption events include events and circumstances both within and beyond our control, such as the failure to obtain approval of a regulatory body or governmental authority to issue qualifying APM securities or shareholder consent to increase the shares available for issuance in a sufficient amount, in each case notwithstanding our commercially reasonable efforts. Moreover, we may encounter difficulties in successfully marketing our qualifying APM securities, particularly during times that we are subject to the restrictions on dividends as a result of the deferral of interest. See “Description of the Junior Subordinated Debentures — Option to Defer Interest Payments”, “ — Alternative Payment Mechanism” and “— Market Disruption Events.”

The junior subordinated indenture limits our obligation to raise proceeds from the sale of common shares to pay deferred interest and generally does not obligate us to issue qualifying warrants.

Under the junior subordinated indenture, we will not be obligated to issue common shares (or, if the definition of “qualifying APM securities” has been amended to eliminate common shares, qualifying warrants) in excess of the amount we refer to as the “common equity issuance cap” pursuant to the alternative payment mechanism to pay deferred interest at any time prior to the fifth anniversary of the commencement of the relevant deferral period even if the number of our outstanding common shares subsequently increases. Once we reach the common equity issuance cap for a deferral period, we will no longer be obligated to sell common shares to pay deferred interest relating to such deferral period, although we will continue to have the right to sell common shares at our election even if we have reached the common equity issuance cap. In addition, the sale of qualifying warrants to raise proceeds to pay deferred interest is an option that we have, but we are not obligated to sell qualifying warrants and no party may require us to do so if we can comply with the alternative payment mechanism by issuing other qualifying APM securities. Furthermore, once we reach the “preferred shares issuance cap” for a deferral period, we will no longer be permitted to sell non-cumulative preferred shares or mandatorily convertible preferred shares. If we amend the definition of “qualifying APM securities” to eliminate common shares and have reached the preferred shares issuance cap, we may be obligated to issue qualifying warrants. See “Description of the Junior Subordinated Debentures — Alternative Payment Mechanism.”

We have the ability under certain circumstances to narrow the definition of qualifying APM securities, which may make it more difficult for us to succeed in selling sufficient qualifying APM securities to fund the payment of deferred interest.

We may, without the consent of the holders of the debentures, amend the definition of “qualifying APM securities” for the purposes of the alternative payment mechanism to eliminate common shares, qualifying warrants or mandatorily convertible preferred shares from the definition if, after the issue date of the debentures, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective, such that there is more than an insubstantial risk that failure to eliminate common shares, qualifying warrants and/or mandatorily convertible preferred shares from the definition would result in a reduction in our earnings per share, as calculated in accordance with generally accepted accounting principles in the United States. The elimination of common shares, qualifying warrants or mandatorily convertible preferred shares from the definition of qualifying APM securities, together with continued application of the preferred shares issuance cap, may make it more difficult for us to succeed in selling sufficient qualifying APM securities to fund the payment of deferred interest.

Deferral of interest payments and other characteristics of the debentures could adversely affect the market price of the debentures.

We currently do not intend to exercise our right to defer payments of interest on the debentures. However, if we exercise that right in the future, the market price of the debentures is likely to be affected. As a result of the existence of our deferral right, the market price of the debentures may be more volatile than the market prices of other securities that are not subject to optional deferrals. If we do defer interest on the debentures and you elect to sell debentures during the period of that deferral, you may not receive the same return on your investment as a holder that continues to hold its debentures until we pay the deferred interest at the end of the applicable deferral period.

The debentures are unlike traditional subordinated debt securities not only with respect to the possible optional deferral of interest, but also in that holders have limited remedies, and our obligation to repay the principal amount of the debentures prior to June 15, 2067 is subject to conditions. Investor demand for securities with the characteristics of the debentures may change as these characteristics are assessed by market participants, regulators, rating agencies and others. Accordingly, the debentures that you purchase, whether pursuant to the offer made by this prospectus supplement or in the secondary market, may trade at a significant discount to the price that you paid.

The junior subordinated indenture does not limit the amount of indebtedness for money borrowed we may issue, including indebtedness that ranks senior to or pari passu with the debentures upon our liquidation or in right of payment as to principal or interest, and other future liabilities may rank senior to or equally with the debentures in right of payment upon liquidation.

The debentures will be subordinate and junior in right of payment upon our liquidation (whether in bankruptcy or otherwise) to all of our indebtedness for money borrowed that is not by its terms expressly made pari passu with or junior to the debentures upon liquidation, as well as to other obligations such as capital leases. All of our existing indebtedness is senior debt. The debentures will rank equally in right of payment upon liquidation with debt that by its terms ranks on a parity with the debentures upon our liquidation. The debentures will not be subordinated in right of payment upon our liquidation to our trade creditors. The terms of the junior subordinated indenture do not limit our ability to incur additional debt, including secured or unsecured debt. As of March 31, 2007, The Progressive Corporation’s indebtedness for money borrowed ranking senior to the debentures upon liquidation, on a non-consolidated basis, totaled approximately $1.2 billion in principal amount. This does not include obligations, including policyholder claims, of our subsidiaries, to which holders of the debentures are structurally subordinated (see the risk factor entitled “The debentures will be effectively subordinated to the obligations of our subsidiaries”).

“Pari passu securities” means indebtedness that by its terms ranks equally with the debentures in right of payment upon liquidation. We may issue or have outstanding pari passu securities as to which we are required to make payments of interest that are not made pro rata with payments of interest on other pari passu securities (including the debentures) and that, if not made, would cause us to breach the terms of the instrument governing such pari passu securities. The terms of the debentures permit us to make (i) any payment of current or deferred interest on pari passu securities that is made pro rata to the amounts due on such pari passu securities (including the debentures), provided that such payments are made in accordance with the last paragraph under “Description of the Junior Subordinated Debentures — Alternative Payment Mechanism” to the extent it applies, (ii) any payment of principal or current or deferred interest on pari passu securities that, if not made, would cause us to breach the terms of the instrument governing such pari passu securities and (iii) any payment of principal on pari passu securities having the same scheduled maturity date as the debentures, provided that such pari passu securities have a scheduled maturity date provision that is substantially similar to that applicable to the debentures and the payment of principal is made pro rata to all the pari passu securities having such a provision, including the debentures.

The inability of our subsidiaries to pay dividends to us in sufficient amounts could negatively impact our ability to meet our obligations under the debentures.

We are a holding company and our principal assets are the capital stock of our insurance subsidiaries. We rely primarily on dividends from our subsidiaries to meet our obligations to pay interest and principal on outstanding debt obligations, distributions on capital securities, dividends to shareholders and holding company expenses. The ability of our insurance subsidiaries to pay dividends to us in the future will depend on their statutory surplus, on their earnings and on regulatory restrictions.

We and our insurance subsidiaries are subject to regulation by some states as an insurance holding company system. This regulation generally provides that transactions among companies within the holding company system must be fair and reasonable. Transfers of assets among affiliated companies, certain dividend payments from insurance subsidiaries and certain material transactions between companies within the system may require prior notice to, or prior approval by, state regulatory authorities. Our principal insurance subsidiaries are domiciled in Florida, Indiana, Louisiana, Michigan, New Jersey, New York, Ohio, Texas and Wisconsin. The applicable insurance regulatory restrictions include specific limitations on the maximum amount of dividends available to be paid to us by our subsidiaries without prior approval of insurance regulatory authorities. The ability of our insurance subsidiaries to pay dividends to us also is restricted by regulations that set standards of solvency that must be met and maintained, the nature of and limitation on investments, the nature of and limitations on dividends to policyholders and shareholders, the nature and extent of required participation in insurance guaranty funds and the involuntary assumption of hard-to-place or high-risk insurance business.

The inability of our insurance subsidiaries to pay dividends to us in an amount sufficient to meet our debt service obligations and other cash requirements could negatively impact our ability to meet our obligations under the debentures. Based on the laws currently in effect, the insurance subsidiaries may pay aggregate dividends of $1,402.6 million in 2007 without prior approval from regulatory authorities, provided the dividend payments are not within 12 months of previous dividends paid by the applicable subsidiary.

The debentures will be effectively subordinated to the obligations of our subsidiaries.

Our subsidiaries are separate and distinct legal entities. Except to the extent that we are a creditor with recognized claims against our subsidiaries, claims of the subsidiaries’ creditors, including policyholders, have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors. If any of our subsidiaries should become insolvent, liquidate or otherwise reorganize, our creditors, including holders of the debentures, and our shareholders will have no right to proceed against the assets of that subsidiary or to cause the liquidation, bankruptcy or winding-up of the subsidiary under applicable laws. The applicable insurance laws of the jurisdiction where each of our insurance subsidiaries is domiciled would govern any proceedings relating to that insurance subsidiary. The insurance authority of that jurisdiction would act as a liquidator or rehabilitator for the subsidiary. Both creditors and policyholders of the subsidiary would be entitled to payment in full from the subsidiary’s assets before we, as a shareholder, would be entitled to receive any distribution from the subsidiary which we might apply to make payments of principal and interest on the debentures or other indebtedness.

Accordingly, the payments on our debentures effectively will be subordinated to all existing and future liabilities of our subsidiaries to the extent of the assets of such subsidiaries. Such obligations of our insurance subsidiaries (including unearned premiums, loss and loss adjustment expense reserves, accounts payable, accrued expenses and other liabilities, but excluding intra-company debt) totaled approximately $11.3 billion as of March 31, 2007. As of March 31, 2007, our subsidiaries had no direct external borrowings.

Our right to repay, redeem, defease or purchase the debentures is limited by a replacement capital covenant that we are making in favor of certain of our senior debtholders.

At or around the time of issuance of the debentures, we will enter into a replacement capital covenant pursuant to which we will covenant that neither we nor any of our subsidiaries will repay, redeem, defease or purchase all or any part of the debentures prior to June 15, 2047, except to the extent that the amount repaid, redeemed, defeased or purchased does not exceed the sum of the “applicable percentage” of (i) the aggregate amount of net proceeds we or our subsidiaries have received, during the applicable measurement period from the sale of common shares, qualifying warrants, mandatorily convertible preferred shares, debt exchangeable for common equity, debt exchangeable for preferred equity and certain other qualifying capital securities and (ii) the market value of common shares that we and our subsidiaries have issued (determined as of the date of issuance) in connection with the conversion of convertible or exchangeable securities, other than securities for which we or any of our subsidiaries have received equity credit from any nationally recognized statistical rating organization since a specified date (as described under “Description of the Replacement Capital Covenant”). Although under the replacement capital covenant the principal amount of debentures that we may repay, redeem, defease or purchase may be based on the net cash proceeds from certain issuances of the securities listed in the preceding sentence (as described under “Description of the Replacement Capital Covenant”), we may modify the replacement capital covenant without your consent to the extent that such modification does not impose additional restrictions on the type or amount of qualifying capital securities that we may include for purposes of determining whether or to what extent repayment, redemption, defeasance or purchase of the debentures is permitted. In addition, beginning at the scheduled maturity date, we have no obligation to use commercially reasonable efforts to issue any securities other than qualifying capital securities under the replacement capital covenant to repay the debentures. See “Description of the Replacement Capital Covenant.”

There can be no assurance that the Internal Revenue Service or a court will agree with the characterization of the debentures as indebtedness for United States federal income tax purposes.

The debentures are novel financial instruments, and there is no statutory, judicial or administrative authority that directly addresses the United States federal income tax treatment of securities similar to the debentures. Thus, no assurance can be given that the Internal Revenue Service or a court will agree with the characterization of the debentures as indebtedness for United States federal income tax purposes. If, contrary to the opinion of our special tax counsel, the debentures were recharacterized as our equity, payments on the debentures to non-United States holders would generally be subject to United States federal withholding tax at a rate of 30% (or such lower applicable income tax treaty rate). See “Certain United States Federal Income and Estate Tax Consequences.”

We may redeem the debentures at any time, including if there is a challenge to their tax characterization or certain other events occur.

We may redeem at our option all or any part of the debentures at any time. The redemption price for the debentures will be equal to their principal amount, if redeemed on or after June 15, 2017, and will be equal to the greater of (x) their principal amount and (y) a make-whole amount, if redeemed prior to June 15, 2017, in each case plus accrued and unpaid interest through the date of redemption. The make-whole amount, if applicable, will be lower in the case of redemption of all outstanding debentures in connection with the occurrence of certain changes relating to the tax treatment of the debentures or the degree of equity credit accorded to the debentures by one or more nationally recognized rating agencies. If the debentures were to be redeemed, the redemption would be a taxable event to you. See “Description of the Junior Subordinated Debentures — Redemption.”

An Internal Revenue Service pronouncement or threatened challenge resulting in a tax event could occur at any time. Similarly, changes in rating agency methodology for assigning equity credit to the debentures could result in the debentures being redeemed earlier than would otherwise be the case. See “Description of the Junior Subordinated Debentures — Redemption” for a further description of those events.

You may have to include interest in your taxable income before you receive cash.

If we do defer interest payments on the debentures, you will be required to accrue income, in the form of original issue discount, for United States federal income tax purposes during the period of the deferral in respect of your debentures, even if you normally report income when received and even though you may not receive the cash attributable to that income during the deferral period. You will also not receive the cash payment of any accrued and unpaid interest from us if you sell the debentures before the record date for any such payment, even if you held the debentures on the date that the payments would normally have been paid. You should consult with your own tax advisor regarding the tax consequences of an investment in the debentures. See “Certain United States Federal Income and Estate Tax Consequences — United States Holders — Interest Income and Original Issue Discount.”

Claims would be limited upon our bankruptcy, insolvency or receivership.

In certain events of our bankruptcy, insolvency or receivership prior to the redemption or repayment of any debentures, whether voluntary or not, a holder of debentures will have no claim for, and thus no right to receive, deferred and unpaid interest (including compounded interest thereon) that has not been settled through the application of the alternative payment mechanism to the extent the amount of such interest exceeds the sum of (x) interest that relates to the earliest two years of the portion of the deferral period for which interest has not been paid and (y) an amount equal to such holder’s pro rata share of the excess, if any, of the preferred shares issuance cap over the aggregate amount of net proceeds from the sale of qualifying non-cumulative preferred shares and unconverted mandatorily convertible preferred shares that we have applied to pay deferred interest pursuant to the alternative payment mechanism, provided that each holder of debentures is deemed to agree that to the extent the remaining claim exceeds the amount set forth in clause (x), the amount it receives in respect of such excess shall not exceed the amount it would have received had the claim for such excess ranked pari passu with the interests of the holders, if any, of qualifying non-cumulative preferred shares.

As a holder of the debentures, you will have limited rights of acceleration.

An event of default under the junior subordinated indenture is limited to certain payment defaults, after giving effect to our deferral rights, and specific events of bankruptcy, insolvency and receivership relating to us. The junior subordinated indenture provides that the indenture trustee must give registered holders notice of all defaults or events of default within 90 days after they become known to the indenture trustee. However, except in the cases of a default or an event of default in payment on the debentures, the indenture trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders. There is no right of acceleration upon breaches by us of other covenants under the junior subordinated indenture, including our obligations under the alternative payment mechanism.

The secondary market for the debentures may be illiquid.

We do not intend to apply to list the debentures on the New York Stock Exchange or any other securities exchange. We can give you no assurance as to the liquidity of any market that may develop for the debentures.

If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market price of the debentures.

The price for the debentures depends on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects;

•	our election to defer payment on the debentures discussed above in the risk factor entitled “Deferral of interest payments and other characteristics of the debentures could adversely affect the market price of the debentures;” and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the debentures.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the insurance industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our rating could have an adverse effect on the price of the debentures.

RATIO OF EARNINGS TO FIXED CHARGES

The following table represents the ratio of earnings to fixed charges of Progressive and its subsidiaries on a consolidated basis for the periods shown:

	Three Months Ended
	March 31,				Year Ended December 31,
	2007		2006		2006		2005		2004		2003		2002

Ratio of Earnings to Fixed Charges	22.0	x	25.5	x	24.7	x	21.3	x	27.1	x	18.8	x	13.2x

Earnings consist of income before income taxes, less capitalized interest, plus fixed charges and the amortization of capitalized interest. Fixed charges consist of interest and amortization on indebtedness, and the portion of rents representative of the interest factor.

USE OF PROCEEDS

We expect to receive proceeds, after deducting underwriting commissions and other offering expenses, of approximately $985,690,000 million from this offering. We currently intend to use the proceeds to repurchase our common shares, subject to market and other business conditions, and to pay a special dividend. Until applied for such purposes, we will invest the net proceeds of the offering in securities that are similar in nature to and of approximately the same quality and maturities as those currently held in the investment portfolios of our subsidiaries.

CAPITALIZATION

The following table sets forth our capitalization, on a consolidated basis, as of March 31, 2007:

•	on an actual basis; and

•	as adjusted to give effect to the sale of the debentures in this offering;

but has not been adjusted to reflect our application of the net proceeds we expect to receive from such sale. See “Use of Proceeds.” The unaudited information set forth below should be read in conjunction with our unaudited consolidated financial statements and related notes contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which is incorporated by reference into this prospectus supplement.

	As of March 31, 2007
	Actual	As Adjusted
	(Millions)

Debt:
6.70% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067	$—	$1,000.0
6.375% Senior Notes due 2012	348.3	348.3
7% Notes due 2013	149.1	149.1
6 5/8% Senior Notes due 2029	294.4	294.4
6.25% Senior Notes due 2032	393.9	393.9

Total debt	1,185.7	2,185.7

Shareholders’ equity:
Common shares, $1.00 par value (authorized 900.0, issued 798.5, including treasury shares of 62.3)(1)	736.2	736.2
Paid-in capital	850.3	850.3
Accumulated other comprehensive income:
Net unrealized gains on securities	622.3	622.3
Net unrealized gains on forecasted transactions	7.2	7.2
Retained earnings	4,714.6	4,714.6

Total shareholders’ equity	6,930.6	6,930.6

Total debt and shareholders’ equity	$8,116.3	$9,116.3

(1)	Share information is based on the number of shares outstanding as of March 31, 2007 and excludes 13.9 million common shares issuable upon exercise of outstanding stock options.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected consolidated statement of operations and financial position data and other data for the periods indicated. The financial data for each of the five years in the period ended December 31, 2006 are derived from our audited consolidated financial statements. The financial data for the three months ended March 31, 2007 and 2006 are derived from our unaudited condensed consolidated financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that management considers necessary for a fair presentation of our financial position and results of operations as of such dates and for such periods. The results for the three months ended March 31, 2007 are not necessarily indicative of full year results. The following amounts should be read in conjunction with the consolidated financial statements and notes thereto contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission and available as described under “Where You Can Find More Information.”

	Three Months Ended March 31,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Millions, except per share amounts and ratios)

Consolidated Statement of Income Data:
Revenues:
Net premiums earned	$3,493.8	$3,500.5	$14,117.9	$13,764.4	$13,169.9	$11,341.0	$8,883.5
Investment income	163.5	151.5	647.8	536.7	484.4	465.3	455.2
Net realized gains (losses) on securities	23.3	.5	(9.7)	(37.9)	79.3	12.7	(78.6)
Service revenues	6.2	8.4	30.4	40.2	48.5	41.8	34.3
Other income(1)	—	—	—	—	—	31.2	—

Total revenues	3,686.8	3,660.9	14,786.4	14,303.4	13,782.1	11,892.0	9,294.4

Expenses:
Losses and loss adjustment expenses	2,400.5	2,282.8	9,394.9	9,364.8	8,555.0	7,640.4	6,299.1
Policy acquisition costs	355.2	362.1	1,441.9	1,448.2	1,418.0	1,249.1	1,031.6
Other underwriting expenses	371.5	338.7	1,402.8	1,312.2	1,238.6	1,010.1	874.2
Investment expenses	2.8	2.5	11.9	12.1	13.9	11.5	11.5
Service expenses	5.2	6.8	24.4	24.6	25.0	25.7	22.0
Interest expense	18.9	20.5	77.3	82.6	80.8	95.5	74.6

Total expenses	3,154.1	3,013.4	12,353.2	12,244.5	11,331.3	10,032.3	8,313.0

Income before income taxes	532.7	647.5	2,433.2	2,058.9	2,450.8	1,859.7	981.4
Provision for income taxes	169.2	210.9	785.7	665.0	802.1	604.3	314.1

Net income	$363.5	$436.6	$1,647.5	$1,393.9	$1,648.7	$1,255.4	$667.3

Per Common Share(2):
Basic	$.49	$.56	$2.13	$1.77	$1.94	$1.45	$.76
Diluted	$.49	$.55	$2.10	$1.74	$1.91	$1.42	$.75
Net premiums written	$3,646.7	$3,676.7	$14,132.0	$14,007.6	$13,378.1	$11,913.4	$9,452.0

GAAP Ratios:
Loss and loss adjustment expense ratio	68.7	65.2	66.5	68.0	64.9	67.4	70.9
Underwriting expense ratio	20.8	20.0	20.2	20.1	20.2	19.9	21.5

Combined ratio	89.5	85.2	86.7	88.1	85.1	87.3	92.4

Statutory Ratios:
Loss and loss adjustment expense ratio	68.8	65.3	66.6	68.1	65.0	67.4	70.9
Underwriting expense ratio	20.3	19.5	19.9	19.3	19.6	18.8	20.4

Combined ratio	89.1	84.8	86.5	87.4	84.6	86.2	91.3

(1)	Other income in 2003 represents interest income accrued on an income tax refund owed to Progressive.

(2)	All per share amounts were adjusted for the May 18, 2006, 4-for-1 stock split.

	As of March 31,		As of December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Millions)

Consolidated Balance Sheet Data:
Total assets	$20,011.7	$19,258.2	$19,482.1	$18,898.6	$17,184.3	$16,281.5	$13,564.4
Debt	1,185.7	1,285.0	1,185.5	1,284.9	1,284.3	1,489.8	1,489.0
Shareholders’ equity	6,930.6	6,324.3	6,846.6	6,107.5	5,155.4	5,030.6	3,768.0

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

The following is a description of the material terms of the debentures and the junior subordinated indenture. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the debentures and the junior subordinated indenture referred to below, copies of which are available upon request from us.

The debentures will be issued pursuant to the junior subordinated indenture, to be dated as of June 21, 2007, between us and The Bank of New York Trust Company, N.A., as trustee. We refer to the junior subordinated indenture, as amended and supplemented by a first supplemental indenture, to be dated as of June 21, 2007, as the “junior subordinated indenture”, and to The Bank of New York Trust Company, N.A. or its successor, as trustee, as the “trustee”. You should read the junior subordinated indenture for provisions that may be important to you.

When we use the term “holder” in this prospectus supplement with respect to registered debentures, we mean the person in whose name such debenture is registered in the security register. We expect that the debentures will be held in book-entry form only, as described below under “— Book-Entry System”, and will be held in the name of DTC or its nominee.

The junior subordinated indenture does not limit the amount of debt that we or our subsidiaries may incur under the junior subordinated indenture or under other indentures to which we are or become a party or otherwise. The debentures are not convertible into or exchangeable for our common shares or authorized preferred shares or any other securities.

General

We will initially issue $1 billion aggregate principal amount of debentures. We may, without the consent of holders of the debentures, increase the principal amount of the debentures by issuing additional debentures in the future on the same terms and conditions as the debentures being offered hereby in all respects, except for any difference in the issue date, issue price and interest accrued prior to the issue date of the additional debentures, and with the same CUSIP number as the debentures offered hereby, so long as such additional debentures are fungible for U.S. federal income tax purposes with the debentures offered hereby. The debentures offered hereby and any such additional debentures would rank equally and ratably in right of payment and would be treated as a single series of junior subordinated debt securities for all purposes under the junior subordinated indenture.

The debentures will be subordinated and junior in right of payment upon our liquidation (whether in bankruptcy or otherwise) to all of our indebtedness for money borrowed that is not by its terms expressly made pari passu with or junior to the debentures in right of payment upon liquidation, but will be pari passu with other pari passu securities, as defined below under “— Dividend and Other Payment Stoppages During Interest Deferral and Under Certain Other Circumstances”.

The Bank of New York Trust Company, N.A. will initially serve as paying agent for the debentures.

Interest Rate and Interest Payment Dates

Fixed Rate Period

From June 21, 2007 to but excluding June 15, 2017, or any earlier redemption date, the debentures will bear interest at the annual rate of 6.70%, and we will pay accrued interest semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2007 and ending on June 15, 2017, subject to our rights and obligations under “— Option to Defer Interest Payments” and ‘‘— Alternative Payment Mechanism” below. We refer to these dates as “interest payment dates” and we refer to the period beginning on and including June 21, 2007 and ending on but excluding the first interest payment date and each successive period beginning on and including an interest payment date and ending on but excluding the next interest payment date until but excluding June 15, 2017 as a “fixed rate interest period”. Interest payments will be made to the persons or entities in whose names the debentures are registered at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date. The amount of interest payable for any fixed rate interest period will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any interest payment date on or before June 15, 2017 would otherwise fall on a day that is not a business day, the interest payment due on that date will be postponed to the next day that is a business day, and no interest will accrue as a result of that postponement.

“Business day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, (iii) a day on which the corporate trust office of the trustee is closed for business or (iv) on or after June 15, 2017, a day that is not a London banking day.

Floating Rate Period

The debentures will bear interest at an annual rate equal to three-month LIBOR, as defined below, plus 2.0175%, accruing from and including June 15, 2017, computed on the basis of a 360-day year and the actual number of days elapsed. We will pay accrued interest on the debentures quarterly in arrears on March 15, June 15, September 15 and December 15, beginning on September 15, 2017, to the persons or entities in whose names the debentures are registered at the close of business on March 1, June 1, September 1 and December 1, as the case may be, immediately preceding the relevant interest payment date, subject to our rights and obligations under “— Option to Defer Interest Payments” and “— Alternative Payment Mechanism” below. References in this prospectus supplement to “interest payment dates” after June 15, 2017 are to these dates, and we refer to the period beginning on and including June 15, 2017 and ending on but excluding the next interest payment date and each successive period beginning on and including an interest payment date and ending on but excluding the next interest payment as a “floating rate interest period” and, together with each fixed rate period, an “interest period”. In the event that any interest payment date during a floating rate interest period would otherwise fall on a day that is not a business day, the interest payment due on that date will be postponed to the next day that is a business day, except that if such business day is in the next succeeding calendar month, then such interest payment date will be the immediately preceding business day. Interest will accrue to but excluding the date that interest is actually paid.

For the purposes of calculating interest due on the debentures during any floating rate interest period:

•	“Three-month LIBOR” means, with respect to any floating rate interest period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that floating rate interest period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR determination date (as defined below) for that floating rate interest period. If such rate does not appear on Reuters Page LIBOR01, three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that floating rate interest period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (as defined below) after consultation with us, at approximately 11:00 a.m., London time, on the LIBOR determination date for that floating rate interest period. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, three-month LIBOR with respect to that floating rate interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, three-month LIBOR with respect to that floating rate interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the calculation agent after consultation with us, at approximately 11:00 a.m., New York City time, on the first day of that floating rate interest period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that floating rate interest period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the calculation agent to provide quotations are quoting as described above, three-month LIBOR for that floating rate interest period will be the same as three-month LIBOR as determined for the previous floating rate interest period or, in the case of the interest period beginning on June 15, 2017, 5.360%. The establishment of three-month LIBOR for each floating rate interest period by the calculation agent will (in the absence of manifest error) be final and binding.

•	“Calculation agent” means The Bank of New York Trust Company, N.A., or any other successor appointed by us, acting as calculation agent.

•	“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated by us as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits).

•	“LIBOR determination date” means the second London banking day (as defined below) immediately preceding the first day of the relevant floating rate interest period.

•	“London banking day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

Additional Interest on Unpaid Interest

Accrued interest that is not paid on the applicable interest payment date will bear additional interest, to the extent permitted by law, at the interest rate in effect from time to time, from the relevant interest payment date, compounded on each subsequent interest payment date. When we use the term “interest” in this prospectus supplement, we are referring not only to regularly scheduled interest payments but also to interest on interest payments not paid on the applicable interest payment date.

Option to Defer Interest Payments

We may elect at one or more times to defer payment of interest on the debentures for one or more consecutive interest periods that do not exceed ten years. We may defer payment of interest prior to, on or after the scheduled maturity date, subject to our obligations described under “— Alternative Payment Mechanism” and “— Repayment of Principal” below. We may not defer interest beyond the final maturity date, as defined under “— Repayment of Principal” below, or the earlier repayment or redemption in full of the debentures.

Deferred interest on the debentures will bear interest at the then applicable interest rate, compounded on each interest payment date, subject to applicable law. As used in this prospectus supplement, a “deferral period” refers to the period beginning on an interest payment date with respect to which we elect to defer interest and ending on the earlier of (i) the tenth anniversary of that interest payment date and (ii) the next interest payment date on which we have paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the debentures.

We will agree in the junior subordinated indenture that, subject to the occurrence and continuation of a market disruption event (as defined below under “— Market Disruption Events”):

•	immediately following the fifth anniversary of the beginning of a deferral period or, if earlier, the first interest payment date during the deferral period on which we elect to pay current interest,

we will be required to sell qualifying APM securities (as defined below under “— Alternative Payment Mechanism”) pursuant to the alternative payment mechanism (as described below under “ — Alternative Payment Mechanism”) and apply the eligible proceeds (as defined below under “— Alternative Payment Mechanism”) to the payment of any deferred interest (including compounded interest thereon) on the next interest payment date, and this requirement will continue in effect until the end of such deferral period; and

•	we will not pay any deferred interest on the debentures (including compounded interest thereon) from any source other than eligible proceeds from the issuance of qualifying APM securities prior to the final maturity date, except at any time that the principal amount has been accelerated and such acceleration has not been rescinded or in the case of a business combination to the extent described in the second succeeding paragraph below.

Although our failure to comply with the foregoing with respect to the alternative payment mechanism and payment of interest during a deferral period will be a breach of the junior subordinated indenture, it will not constitute an event of default under the junior subordinated indenture or give rise to a right of acceleration or similar remedy under the terms thereof.

If (i) we are involved in a business combination where immediately after its consummation more than 50% of the voting stock of the surviving entity of the business combination or the person to whom all or substantially all of our property or assets are conveyed, transferred or leased in such business combination is owned, directly or indirectly, by the shareholders of the other party to the business combination and (ii) we are deferring interest on the debentures when the business combination is consummated, then our obligation described in the second bullet point above will not apply to any payment of interest for the then current deferral period, if such deferral period is terminated on the next interest payment date following the date of consummation of the business combination.

If we have paid all deferred interest (including compounded interest thereon) on the debentures, we can again defer interest payments on the debentures as described above.

We will give the holders of the debentures and the trustee written notice of our election to commence or continue a deferral period at least one and not more than 60 business days before the next interest payment date.

We have no present intention of exercising our right to defer payments of interest.

Dividend and Other Payment Stoppages During Interest Deferral and Under Certain Other Circumstances

We will agree in the junior subordinated indenture that, so long as any debentures remain outstanding, if we have given notice of our election to defer interest payments on the debentures but the related deferral period has not yet commenced or a deferral period is continuing, then we will not, nor will we permit our subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock;

•	make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any of our debt securities that rank upon our liquidation on a parity with or junior to the debentures; or

•	make any guarantee payments regarding any guarantee issued by us of securities of any of our subsidiaries if the guarantee ranks upon our liquidation on a parity with or junior to the debentures.

The restrictions listed above do not apply to:

•	any purchase, redemption or other acquisition of shares of our capital stock in connection with:

—	any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors;

—	the satisfaction of our obligations pursuant to any contract entered into in the ordinary course of business prior to the beginning of the applicable deferral period;

—	a dividend reinvestment or shareholder purchase plan; or

—	the issuance of our capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction, the definitive agreement for which is entered into prior to the applicable deferral period;

•	any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

•	any purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;

•	any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto;

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock;

•	(i) any payment of current or deferred interest on debt securities that rank in right of payment upon our liquidation on a parity with the debentures (including the debentures, “pari passu securities”) that is made pro rata to the amounts due on such pari passu securities (including the debentures); provided that such payments are made in accordance with the last paragraph under “ — Alternative Payment Mechanism” below to the extent it applies, and (ii) any payment of principal or current or deferred interest on pari passu securities that, if not made, would cause us to breach the terms of the instrument governing such pari passu securities; or

•	any payment of principal in respect of pari passu securities having the same scheduled maturity date as the debentures, as required under a provision of such pari passu securities that is substantially the same as the provision described below under “ — Repayment of Principal”, and that is made on a pro rata basis among one or more series of pari passu securities having such a provision and the debentures.

In addition, if any deferral period lasts longer than one year, we may not redeem or purchase, nor permit any of our subsidiaries to purchase, any of our securities that on our bankruptcy or liquidation rank pari passu with or junior to any of our qualifying APM securities the proceeds of which were used to settle deferred interest during the relevant deferral period until the first anniversary of the date on which all deferred interest has been paid.

If we are involved in a business combination where immediately after its consummation more than 50% of the voting stock of the surviving entity of the business combination or the person to whom all or substantially all of our property or assets are conveyed, transferred or leased in such business combination is owned, directly or indirectly, by the shareholders of the other party to the business combination, then the immediately preceding paragraph will not apply during the deferral period that is terminated on the next interest payment date following the date of consummation of the business combination.

Alternative Payment Mechanism

Subject to the conditions described in “— Option to Defer Interest Payments” above and to the exclusions described in this section and in “ — Market Disruption Events” below, if we defer interest on the debentures, we will be required, commencing on the earlier of (i) the first interest payment date on which we pay current interest on the debentures (which we may do from any source of funds) or (ii) the fifth anniversary of the commencement of the deferral period, to issue qualifying APM securities until we have raised an amount of eligible proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest (including compounded interest thereon) on the debentures. We refer to this period as the “APM period” and to this method of funding the payment of accrued and unpaid interest as the “alternative payment mechanism”.

We have agreed to apply eligible proceeds raised during any deferral period pursuant to the alternative payment mechanism to pay deferred interest (including compounded interest thereon) on the debentures.

Notwithstanding (and as a qualification to) the foregoing, under the alternative payment mechanism:

•	we are not required to issue common shares (or, if we have amended the definition of “qualifying APM securities” to eliminate common shares, as discussed below, qualifying warrants) prior to the fifth anniversary of the commencement of a deferral period, if the number of shares issued or issuable upon the exercise of such qualifying warrants to be applied for purposes of funding deferred interest hereunder plus the number of common shares previously issued or issuable upon the exercise of previously issued qualifying warrants during such deferral period for such purposes would exceed an amount equal to 2% of the total number of our issued and outstanding common shares as of the date of our most recent publicly available consolidated financial statements immediately prior to the date of such issuance (the “common equity issuance cap”);

•	we are not permitted to issue qualifying non-cumulative preferred shares or mandatorily convertible preferred shares to the extent that the net proceeds of any issuance of qualifying non-cumulative preferred shares and mandatorily convertible preferred shares, together with the net proceeds of all prior issuances of qualifying non-cumulative preferred shares and any still-outstanding mandatorily convertible preferred shares during the current and all prior deferral periods would exceed 25% of the aggregate principal amount of the debentures (the “preferred shares issuance cap”); and

•	so long as the definition of “qualifying APM securities” has not been amended to eliminate common shares, as discussed below:

—	the sale of qualifying warrants to pay deferred interest is an option that may be exercised at our sole discretion, subject to the common equity issuance cap and the share cap amount (as defined below), and we will not be obligated to sell qualifying warrants or to apply the proceeds of any such sale to pay deferred interest on the debentures, and

—	no class of investors of our securities, or any other party, may require us to issue qualifying warrants.

Once we reach the common equity issuance cap for a deferral period, we will not be obligated to issue more common shares or, if the definition of “qualifying APM securities” has been amended to eliminate common shares, more qualifying warrants as described above, pursuant to the alternative payment mechanism prior to the fifth anniversary of the commencement of a deferral period even if the number of our outstanding common shares subsequently increases. The common equity issuance cap will cease to apply with respect to a deferral period following the fifth anniversary of the commencement of that deferral period, at which point we must pay any deferred interest, regardless of the time at which it was deferred, using the alternative payment mechanism, subject to any market disruption event and the share cap amount. In addition, if the common equity issuance cap is reached during a deferral period and we subsequently pay all deferred interest, the common equity issuance cap will cease to apply with respect to that deferral period at the termination of such deferral period and will not apply again unless and until we start a new deferral period.

“Eligible proceeds” means, for each relevant interest payment date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) we have received during the 180-day period prior to that interest payment date from the issuance or sale of qualifying APM securities (excluding sales of qualifying non-cumulative preferred shares and mandatorily convertible preferred shares in excess of the preferred shares issuance cap) to persons that are not our subsidiaries.

Notwithstanding the common equity issuance cap and the preferred shares issuance cap described above, subject to the provisions of the next three paragraphs, we are not permitted to sell common shares, qualifying warrants or mandatorily convertible preferred shares to pay deferred interest on the debentures if the number of common shares to be issued (or which would be issuable upon exercise or conversion thereof) to pay such deferred interest would be in excess of an amount (the “share cap amount”, subject to adjustment as provided in the second succeeding paragraph) equal to the greater of (a) 150 million common shares plus the number of our common shares we repurchase or that are added to our “shares available for issuance” (as defined below) pursuant to the second paragraph below, in either case after the date of issuance of the debentures (the “fixed rate portion” of the share cap amount, provided that the fixed rate portion will not exceed 250 million shares), in the aggregate, during the period the debentures are outstanding or (b) on any date on which we are otherwise obligated to sell qualifying APM securities pursuant to the alternative payment mechanism, our then effective shares available for issuance. If our issued and outstanding common shares are changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, the fixed rate portion the share cap amount will be correspondingly adjusted. The share cap amount limitation will apply so long as the debentures remain outstanding. If we issue additional debentures, the share cap amount will be increased accordingly.

Our “shares available for issuance” will be calculated on any day in two steps. First, we will deduct from the number of our authorized and unissued common shares the maximum number of common shares that can be issued under existing options, warrants, convertible securities, any equity-linked contracts, any equity compensation plans for our directors, officers or employees and other plans and agreements which require or permit us to issue a determinable number of common shares. After we deduct that number of common shares from our authorized and unissued common shares, we will allocate on a pro rata basis, or such other basis as we determine is appropriate, the remaining available common shares to the alternative payment mechanism for the debentures and to any other similar commitment that is of an indeterminate nature and under which we are then required to issue common shares. If our shares available for issuance are zero after the two steps described above, we will have no obligation to obtain additional common shares other than our obligation to use commercially reasonable efforts to seek adoption of a shareholder vote at our next occurring annual shareholders’ meeting to increase the number of our authorized common shares as described below.

We will in any event use our commercially reasonable efforts to increase our shares available for issuance to at least 250 million common shares by not later than five years after initial issuance of the debentures. Once our shares available for issuance are at least 250 million common shares, then the “share cap amount” will automatically be amended to mean 250 million common shares minus the number of common shares, if any, sold prior to such date to settle deferred interest pursuant to the alternative payment mechanism and thereafter will not be determined in part by reference to our shares available for issuance. Promptly after each increase in the share cap amount of 50 million common shares, we will file a current report on Form 8-K with the Securities and Exchange Commission (the “Commission”) giving notice of such increase.

In addition to our obligation described in the preceding paragraph, if the share cap amount has been reached and it is not sufficient to allow us to raise sufficient proceeds to pay all deferred interest then accrued in full, we will use commercially reasonable efforts to increase the share cap amount (i) only to the extent that we can do so and simultaneously satisfy our future fixed or contingent obligations under other securities and derivative instruments that provide for settlement or payment in our common shares or (ii) if we cannot increase the share cap amount as contemplated in the preceding clause, by requesting our board of directors to adopt a resolution for shareholder vote at our next occurring annual shareholders’ meeting to increase the number of our authorized common shares for purposes of satisfying our obligations to pay deferred interest.

“Common shares” means our (i) common shares, including common shares issued pursuant to any dividend reinvestment plan or our employee benefit plans, (ii) a security of ours ranking upon our liquidation, dissolution or winding up junior to our qualifying non-cumulative preferred shares and pari passu with our common shares that tracks the performance of, or relates to the results of, a business, unit or division of us, and (iii) any securities issued in exchange for the securities described in clause (i) or (ii) above in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.

“Mandatorily convertible preferred shares” means preferred shares with (a) no prepayment obligation of the liquidation preference on our part, whether at the election of the holders or otherwise, and (b) a requirement that the preferred shares convert into our common shares within three years from the date of their issuance at a conversion ratio within a range established at the time of issuance of such preferred shares.

“Qualifying APM securities” means our common shares, qualifying non-cumulative preferred shares, qualifying warrants and mandatorily convertible preferred shares, provided that we may, without the consent of the holders of the debentures, amend the definition of “qualifying APM securities” to eliminate common shares or qualifying warrants (but not both) and/or mandatorily convertible preferred shares from the definition if, after the issue date, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that failure to eliminate common shares, qualifying warrants and/or mandatorily convertible preferred shares from the definition would result in a reduction in our earnings per share as calculated in accordance with generally accepted accounting principles in the United States. The trustee will promptly notify the holders of the debentures, in the manner contemplated in the junior subordinated indenture, of any such change.

“Qualifying non-cumulative preferred shares” means our non-cumulative preferred shares that rank pari passu with or junior to all of our other preferred shares, are perpetual and are subject to (a) a “qualifying replacement capital covenant”, as such term is defined below under “Description of Replacement Capital Covenant”, or (b) both (i) mandatory suspension of dividends in the event we breach certain financial metrics specified in the offering documents relating to such preferred shares, and (ii) “intent-based replacement disclosure”, as such term is defined under “Description of the Replacement Capital Covenant”. Additionally, in both clauses (a) and (b) the transaction documents will provide for no remedies as a consequence of non-payment of distributions other than “permitted remedies”, as such term is defined under “Description of the Replacement Capital Covenant”.

“Qualifying warrants” means any net share-settled warrants to purchase our common shares (1) which at the time of issuance have an exercise price greater than the “current stock market price” (as defined below) of our common shares, and (2) which we are not entitled to redeem for cash and the holders of which are not entitled to require us to purchase for cash in any circumstances. If we sell qualifying warrants to pay deferred interest pursuant to the alternative payment mechanism, we will be required to use commercially reasonable efforts, subject to the common equity issuance cap, to set the terms of the qualifying warrants so as to raise sufficient proceeds from their issuance to pay all deferred interest on the debentures in accordance with the alternative payment mechanism. We intend that any qualifying warrants issued in accordance with the alternative payment mechanism will have exercise prices at least ten percent above the current stock market price of our common shares on the date of issuance.

“Current stock market price” of our common shares on any date will be the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if our common shares are not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which our common shares are traded or quoted. If our common shares are not listed on any U.S. securities exchange on the relevant date, the “current stock market price” will be the last quoted bid price for our common shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common shares are not so quoted, the “current stock market price” will be the average of the mid-point of the last bid and ask prices for our common shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Although our failure to comply with our obligations with respect to the alternative payment mechanism will breach the junior subordinated indenture, it will not constitute an event of default thereunder or give rise to a right of acceleration or similar remedy under the terms thereof. The remedies of holders of the debentures will be limited in such circumstances as described above under “Risk Factors” in the section entitled “As a holder of the debentures you will have limited rights of acceleration.”

If, due to a market disruption event or otherwise, we were able to raise some, but not all, eligible proceeds necessary to pay all deferred interest (including compounded interest thereon) on any interest payment date, we will apply any available eligible proceeds to pay accrued and unpaid interest on the applicable interest payment date in chronological order based on the date each payment was first deferred, subject to the common equity issuance cap, the preferred shares issuance cap and the share cap amount, and you will be entitled to receive your pro rata share of any amounts received on the debentures. If we have outstanding pari passu securities under which we are obligated to sell securities that are qualifying APM securities and apply the net proceeds to the payment of deferred interest or distributions on such pari passu securities, then on any date and for any period the amount of net proceeds received by us from those sales and available for payment of the deferred interest and distributions will be applied to the debentures and those other pari passu securities on a pro rata basis up to the common equity issuance cap or the preferred shares issuance cap and the share cap amount (or comparable provisions in the instruments governing those pari passu securities) in proportion to the total amounts that are due on the debentures and such securities.

Market Disruption Events

A “market disruption event ” means the occurrence or existence of any of the following events or sets of circumstances:

•	trading in securities generally, or shares of our securities specifically, on the New York Stock Exchange or any other national securities exchange, or in the over-the-counter market on which our qualifying APM securities or qualifying capital securities (as defined below under “Description of the Replacement Capital Covenant”), as the case may be, are then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the Commission, the relevant exchange or by any other regulatory body or governmental agency having jurisdiction such that trading shall have been materially disrupted;

•	we would be required to obtain the consent or approval of our shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell qualifying APM securities pursuant to the alternative payment mechanism or to issue qualifying capital securities pursuant to our repayment obligations described under “— Repayment of Principal” below, as the case may be, and that consent or approval has not yet been obtained notwithstanding our commercially reasonable efforts to obtain that consent or approval;

•	a banking moratorium shall have been declared by the federal or state authorities of the United States such that the issuance of, or market trading in, the qualifying APM securities or the qualifying capital securities, as applicable, has been disrupted or ceased;

•	a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States such that the issuance of, or market trading in, the qualifying APM securities or the qualifying capital securities, as applicable, has been disrupted or ceased;

•	the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis such that, in any such case, the issuance of, or market trading in, the qualifying APM securities or the qualifying capital securities, as applicable, has been disrupted or ceased;

•	there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be such that the issuance of, or market trading in, the qualifying APM securities or qualifying capital securities, as applicable, has been materially disrupted;

•	an event occurs and is continuing as a result of which the offering document for the offer and sale of qualifying APM securities or qualifying capital securities, as the case may be, in our reasonable judgment, would contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (a) the disclosure of that event at such time, in our reasonable judgment, is not otherwise required by law and would have a material adverse effect on our business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, provided that no single suspension period described in this bullet shall exceed 90 consecutive days and multiple suspension periods described in this bullet shall not exceed an aggregate of 180 days in any 360-day period; or

•	we reasonably believe that the offering document for the offer and the sale of qualifying APM securities or qualifying capital securities, as the case may be, would not be in compliance with a rule or regulation of the Commission (for reasons other than those described in the immediately preceding bullet) and we determine that we are unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period described in this bullet shall exceed 90 consecutive days and multiple suspension periods described in this bullet shall not exceed an aggregate of 180 days in any 360-day period.

We will be excused from our obligations under the alternative payment mechanism in respect of any interest payment date if we provide written certification to the trustee (which the trustee will promptly forward upon receipt to each holder of record of debentures) no more than 15 and no less than ten business days in advance of that interest payment date certifying that:

•	a market disruption event was existing after the immediately preceding interest payment date; and

•	either (a) the market disruption event continued for the entire period from the business day immediately following the preceding interest payment date to the business day immediately preceding the date on which that certification is provided or (b) the market disruption event continued for only part of this period, but we were unable despite using commercially reasonable efforts to raise sufficient eligible proceeds during the rest of that period to pay all accrued and unpaid interest.

We will not be excused from our obligations under the alternative payment mechanism if we determine not to pursue or complete the sale of qualifying APM securities solely due to pricing, coupon, dividend rate or dilution considerations.

Repayment of Principal

Scheduled Maturity

We must repay the principal amount of the debentures, together with accrued and unpaid interest, on June 15, 2037, or if that date is not a business day, the following business day (the “scheduled maturity date”), subject to the limitations described below.

Our obligation to repay the debentures on the scheduled maturity date is limited. We are required to repay the debentures on the scheduled maturity date only to the extent that we have raised sufficient net proceeds from the issuance of qualifying capital securities, as described under “Description of the Replacement Capital Covenant” below, within a 180-day period ending on a notice date not more than 15 and not less than ten business days prior to the scheduled maturity date. If we have not raised sufficient proceeds to permit repayment of all principal and accrued and unpaid interest on the debentures on the scheduled maturity date, the unpaid amount will remain outstanding until we have raised sufficient proceeds to permit repayment in full in accordance with this obligation, we redeem the debentures or acceleration following an event of default occurs.

We will agree in the junior subordinated indenture to use our commercially reasonable efforts (except as described below) to raise sufficient net proceeds from the issuance of qualifying capital securities in a 180-day period ending on a notice date not more than 15 and not less than ten business days prior to the scheduled maturity date to permit repayment of the debentures in full on this date in accordance with the above requirement. We will further agree in the junior subordinated indenture that if we are unable for any reason to raise sufficient proceeds to permit payment in full on the scheduled maturity date, we will use our commercially reasonable efforts (except as described below) to raise sufficient proceeds to permit repayment on the next quarterly interest payment date, and on each quarterly interest payment date thereafter until the debentures are paid in full. Except under the circumstances described below, our failure to use our commercially reasonable efforts to raise these proceeds would be a breach of covenant under the junior subordinated indenture. However, in no event will such failure be an event of default thereunder.

Although under the replacement capital covenant the principal amount of debentures that we may redeem or repay at any time may be based on the net cash proceeds from certain issuances during the applicable measurement period of common shares, qualifying warrants, mandatorily convertible preferred shares, debt exchangeable for common equity and debt exchangeable for preferred equity in addition to certain qualifying capital securities (as described under “Description of the Replacement Capital Covenant”), we have no obligation under the junior subordinated indenture to use commercially reasonable efforts to issue any securities other than qualifying capital securities in connection with the above obligation.

We generally may amend or supplement the replacement capital covenant without the consent of the holders of the debentures. We will agree in the junior subordinated indenture that we will not amend the replacement capital covenant to impose additional restrictions on the type or amount of qualifying capital securities that we may include for purposes of determining whether or to what extent repayment, redemption or purchase of the debentures is permitted, except with the consent of holders of a majority in principal amount of the debentures.

If any amount of debentures remains outstanding after the scheduled maturity date, the principal amount of the outstanding debentures will continue to bear interest at a floating rate of interest until paid as described above under “— Interest Rate and Interest Payment Dates”.

“Commercially reasonable efforts” to sell our qualifying capital securities means commercially reasonable efforts to complete the offer and sale of our qualifying capital securities to third parties that are not subsidiaries of ours in public offerings or private placements. We will not be considered to have made commercially reasonable efforts to effect a sale of qualifying capital securities if we determine to not pursue or complete such sale solely due to pricing, coupon, dividend rate or dilution considerations.

We will be excused from our obligation under the junior subordinated indenture to use commercially reasonable efforts to sell qualifying capital securities to permit repayment of the debentures under the terms of the replacement capital covenant if we provide written certification to the trustee (which certification will be forwarded to each holder of record of the debentures) no more than 15 and no less than ten business days in advance of the required repayment date certifying that:

•	a market disruption event was existing during the 180-day period preceding the date of the certificate or, in the case of any required repayment date following the scheduled maturity date, the 90-day period preceding the date of the certificate; and

•	either (a) the market disruption event continued for the entire 180- or 90-day period, as the case may be, or (b) the market disruption event continued for only part of the period, but we were unable after commercially reasonable efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the debentures in full.

Payments in respect of the debentures on and after the scheduled maturity date will be applied, first, to pay deferred interest (including compounded interest thereon) to the extent of eligible proceeds under the alternative payment mechanism, second, to pay current interest that we are not paying from other sources and, third, to repay the principal of the debentures; provided that if we are obligated to sell qualifying capital securities and make payments on any outstanding securities in addition to the debentures in respect thereof, then on any date and for any period such payments will be made on the debentures and those other pari passu securities having the same scheduled maturity date as the debentures pro rata in accordance with their respective outstanding principal amounts and no such payment shall be made on any other pari passu securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the debentures has been paid in full. If we raise less than $5 million of net proceeds from the sale of qualifying capital securities during the relevant 180- or 90-day period, we will not be required to repay any debentures on the scheduled maturity date or the next interest payment date, as applicable. On the next interest payment date as of which we have raised at least $5 million of net proceeds during the 180-day period preceding the applicable notice date (or, if shorter, the period since we last repaid any principal amount of debentures), we will be required to repay a principal amount of the debentures equal to the entire net proceeds from the sale of qualifying capital securities during such 180-day or shorter period.

Final Maturity

Any principal amount of the debentures, together with accrued and unpaid interest, will be due and payable on the final maturity date of the debentures, regardless of the amount of qualifying capital securities we have issued and sold by that time. The final maturity date will be June 15, 2067 or, if that date is not a business day, the following business day.

Redemption

The debentures:

•	are repayable on the scheduled maturity date or thereafter as described under “— Repayment of Principal” above;

•	are redeemable, in whole or in part, at our option at any time at the applicable redemption price set forth below; and

•	are not subject to any sinking fund or similar provisions.

Any redemption of the debentures prior to June 15, 2047 will be subject to the restrictions described under “Description of the Replacement Capital Covenant”. On and after June 15, 2047, we may redeem the debentures using cash from any source.

In the case of any redemption, the redemption price will be equal to (1) in the case of any redemption on or after June 15, 2017, 100% of the principal amount of the debentures being redeemed or (2) in the case of any redemption prior to June 15, 2017, the greater of (i) 100% of the principal amount of the debentures being redeemed and (ii) the present value of a principal payment on June 15, 2017 and scheduled payments of interest that would have accrued from the redemption date to June 15, 2017 on the debentures being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the treasury rate (as defined below) plus the applicable spread (as defined below), in each case plus accrued and unpaid interest to the redemption date. In the case of a redemption in part and not in whole, we may not effect such redemption unless at least $25 million aggregate principal amount of the debentures, excluding any debentures held by us or any of our affiliates, remains outstanding after giving effect to such redemption.

For the purposes of clause (ii) in the preceding paragraph:

•	“treasury rate” means the semi-annual equivalent yield to maturity of the “treasury security” that corresponds to the “treasury price” (calculated in accordance with standard market practice and computed as of the second trading day preceding the redemption date);

•	“treasury security” means the United States Treasury security that the “treasury dealer” determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the debentures being redeemed in a tender offer based on a spread to United States Treasury yields;

•	“treasury price” means the bid-side price for the treasury security as of the third trading day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that trading day and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities”, except that: (i) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (ii) if the treasury dealer determines that the price information is not reasonably reflective of the actual bid-side price of the treasury security prevailing at 3:30 p.m., New York City time, on that trading day, then treasury price will instead mean the bid-side price for the treasury security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the treasury dealer through such alternative means as are commercially reasonable under the circumstances;

•	“treasury dealer” means J.P. Morgan Securities Inc. and Goldman, Sachs & Co. (or their successors) or, if J.P. Morgan Securities Inc. and Goldman, Sachs & Co. (or their successors) refuse to act as treasury dealers for this purpose or cease to be primary U.S. Government securities dealers, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by us for these purposes; and

•	“applicable spread” means 0.50% in the case of a redemption of all outstanding debentures in connection with a tax event (defined below), 0.50% in the case of a redemption of all outstanding debentures in connection with a rating agency event (defined below) and 0.25% in all other cases.

“Tax event” means the receipt by us of an opinion of counsel experienced in such matters to the effect that, as a result of any:

•	amendment to or change (including any officially announced proposed change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is effective on or after the date of issuance of the debentures;

•	official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced on or after the date of issuance of the debentures; or

•	threatened challenge asserted in connection with an audit of us or our subsidiaries, or a threatened challenge asserted in writing against us, any of our subsidiaries or any other tax payer that has raised capital through the issuance of securities that are substantially similar to the debentures and which securities were rated investment grade at the time of issue of such securities;

there is more than an insubstantial increase in the risk that interest payable by us on the debentures is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for United States federal income tax purposes.

“Rating agency event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934 that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the debentures, which amendment, clarification or change results in:

•	the shortening of the length of time the debentures are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the issue date of the debentures; or

•	the lowering of the equity credit (including up to a lesser amount) assigned to the debentures by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the issue date of the debentures.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Unless we default in payment of the redemption price and accrued interest, on and after the redemption date, interest will cease to accrue on the debentures or portions thereof called for redemption.

We may not redeem the debentures in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, including deferred interest, has been paid in full on all outstanding debentures for all interest periods terminating on or before the redemption date.

In the event of any redemption, neither we nor the trustee will be required to:

•	issue, register the transfer of, or exchange, debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of debentures and ending at the close of business on the day of mailing of notice of redemption; or

•	transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion thereof not to be redeemed.

Defeasance

We will be deemed to have paid and discharged the entire indebtedness on all the debentures (“defeasance”) on the 121st day after the date of the deposit referred to in the first bullet-pointed paragraph below, and the provisions of the junior subordinated indentures with respect to the debentures will no longer be in effect (except as to rights of registration of transfer and exchange of debentures; substitution of debentures for mutilated, defaced, destroyed, lost or stolen debentures; rights of holders to receive, from the trust fund described below, payments of principal and interest upon the original stated due dates therefor (but not upon acceleration); the rights, obligation, duties and immunities of the trustee; the rights of the holders as beneficiaries with respect to the property deposited with the trustee payable to all or any of them; and our obligations and obligations of the trustee to execute certain documents as provided for in the junior subordinated indenture), if:

•	with reference to this provision, we have irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders (i) cash, or (ii) U.S. government obligations, maturing as to principal and interest at such times and in such amounts as will insure the availability of cash or (iii) a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay the principal and interest on all debentures on the date or dates that such principal or interest is due and payable;

•	such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

•	we have delivered to the trustee an opinion of independent legal counsel satisfactory to the trustee to the effect that holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the defeasance have been complied with, and the opinion of counsel must also state that such deposit does not violate applicable law.

Subordination

The payment of the principal of and interest on the debentures is expressly subordinated, to the extent and in the manner set forth in the junior subordinated indenture, in right of payment to the prior payment in full of all of our senior indebtedness.

Subject to the qualifications described below, the term “senior indebtedness” is defined in the junior subordinated indenture to include principal of, and interest and premium (if any) on, and any other payment due pursuant to any of the following, whether incurred prior to, on or after the date of this prospectus supplement:

•	all of our obligations (other than obligations pursuant to the junior subordinated indenture and the debentures) for money borrowed;

•	all of our obligations evidenced by notes, debentures (other than the debentures offered pursuant to this prospectus supplement), bonds or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses and including all other debt securities issued by us to any trust or a trustee of such trust, or to a partnership or other affiliate that acts as a financing vehicle for us, in connection with the issuance of securities by such vehicles;

•	all of our obligations under leases required or permitted to be capitalized under generally accepted accounting principles;

•	all of our reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for our account;

•	all of our obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which we or any of our subsidiaries have agreed to be treated as owner of the subject property for federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

•	all of our payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations we incurred solely to act as a hedge against increases in interest rates that may occur under the terms of other outstanding variable or floating rate indebtedness of ours;

•	all obligations of the types referred to in the preceding bullet points of another person and all dividends of another person the payment of which, in either case, we have assumed or guaranteed or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise;

•	all compensation and reimbursement obligations of ours to the trustee pursuant to the junior subordinated indenture; and

•	all amendments, modifications, renewals, extensions, refinancings, replacements and refundings of any of the above types of indebtedness.

The debentures will rank senior to all of our equity securities.

The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (1) indebtedness incurred for the purchase of goods, materials or property, or for services obtained in the ordinary course of business or for other liabilities arising in the ordinary course of business, (2) any indebtedness which by its terms expressly provides that it is not superior in right of payment to the debentures or (3) any of our indebtedness owed to a person who is our subsidiary or employee (except as required by law).

As of March 31, 2007, our indebtedness for money borrowed ranking senior to the debentures upon liquidation, on an unconsolidated basis, totaled approximately $1.2 billion. All liabilities of our subsidiaries are effectively senior to the debentures to the extent of the assets of such subsidiaries. Obligations of our insurance subsidiaries (including unearned premiums, loss and loss adjustment expense reserves, accounts payable, accrued expenses and other liabilities, but excluding intra-company debt) effectively ranking senior to the debentures upon liquidation totaled approximately $11.3 billion as of March 31, 2007. As of March 31, 2007, our subsidiaries had no direct external borrowings.

If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all senior indebtedness, including any interest accrued after such events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the debentures. In such an event, we will pay or deliver directly to the holders of senior indebtedness any payment or distribution otherwise payable or deliverable to holders of the debentures. We will make the payments to the holders of senior indebtedness according to priorities existing among those holders until we have paid all senior indebtedness, including accrued interest, in full.

If such events of bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on senior indebtedness, the holders of debentures together with the holders of any of our other pari passu securities will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the debentures and such other obligations, subject to the limitation on payments of deferred and unpaid interest described under “— Limitation on Claims in the

Event of Our Bankruptcy, Insolvency or Receivership,” before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the debentures.

If we violate the junior subordinated indenture by making a payment or distribution to holders of the debentures before we have paid all the senior indebtedness in full, then such holders of the debentures will have to pay or transfer the payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee or other person distributing our assets for payment of the senior indebtedness.

Because of the subordination provisions, if we become insolvent, holders of senior indebtedness may receive more, ratably, and holders of the debentures having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the junior subordinated indenture in connection with the debentures.

The junior subordinated indenture places no limitation on the amount of senior indebtedness that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting senior indebtedness.

Limitation on Claims in the Event of Our Bankruptcy, Insolvency or Receivership

The junior subordinated indenture provides that each holder of debentures, by that holder’s acceptance of the debentures, agrees that in certain events of our bankruptcy, insolvency or receivership prior to the redemption or repayment of its debentures, that holder of debentures will have no claim for, and thus no right to receive, deferred and unpaid interest (including compounded interest thereon) that has not been settled through the application of the alternative payment mechanism to the extent the amount of such interest exceeds the sum of (x) interest that relates to the earliest two years of the portion of the deferral period for which interest has not been paid and (y) an amount equal to such holder’s pro rata share of the excess, if any, of the preferred shares issuance cap over the aggregate amount of net proceeds from the sale of qualifying non-cumulative preferred shares and unconverted mandatorily convertible preferred shares that we have applied to pay deferred interest pursuant to the alternative payment mechanism; provided that each holder of debentures is deemed to agree that to the extent the claim for deferred interest exceeds the amount set forth in clause (x), the amount it receives in respect of such excess will not exceed the amount it would have received had the claim for such excess ranked pari passu with the interests of the holders, if any, of qualifying non-cumulative preferred shares.

Denominations

The debentures will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000. We expect that the debentures will be held in book-entry form only, as described under “— Book-Entry System”, and will be held in the name of DTC or its nominee.

Limitation on Mergers and Sales of Assets

The junior subordinated indenture generally permits a consolidation or merger between us and another entity. It also permits the sale, lease or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the junior subordinated indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the junior subordinated indenture;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the junior subordinated indenture exists; and

•	certain other conditions as prescribed in the junior subordinated indenture are met.

If we consolidate or merge with or into any other entity or sell, lease or transfer all or substantially all of our assets according to the terms and conditions of the junior subordinated indenture, the resulting or acquiring entity will be substituted for us in such junior subordinated indenture with the same effect as if it had been an original party to the junior subordinated indenture. As a result, such successor entity may exercise our rights and powers under the junior subordinated indenture, in our name and, except in the case of a lease of all or substantially all of our properties and assets, we will be released from all our liabilities and obligations under the junior subordinated indenture and under the debentures.

Events of Default; Waiver and Notice

The following events are “events of default ” (and are the only events of default) with respect to the debentures:

•	default in the payment of accrued interest in full on the debentures on any interest payment date (whether or not such interest payment date commenced a deferral period) and our failure on or before the conclusion of a ten-year period following such interest payment date to pay interest (including compounded interest) then accrued in full;

•	default in the payment of principal on the debentures when due, whether on the scheduled maturity date or the final maturity date, upon redemption, upon a declaration of acceleration or otherwise, subject to the limitations described under “— Repayment of Principal — Scheduled Maturity” or “— Redemption” above; or

•	certain events of The Progressive Corporation’s bankruptcy, insolvency or receivership.

An event of default does not include a failure to comply with our covenants under the junior subordinated indenture. The junior subordinated indenture refers to breaches that are not “events of default” as “defaults”. They include, for example, a failure to comply with our obligations under the alternative payment mechanism or a failure to pay interest when due if we do not give a timely written notice of our election to commence or continue a deferral period. If we do not give a timely written notice of our election to commence or continue a deferral period and fail to pay interest when due, any holder of debentures may seek to enforce our obligation to make the missed interest payment, including through legal process. However, there is no right of acceleration except upon the occurrence of an event of default as described above.

If we do give a timely written notice of our election to commence or continue a deferral period on any interest payment date (and, if such notice continues a deferral period, the deferral period has not continued for ten years), then no “default” or “event of default” arises from our non-payment of interest on such interest payment date. Similarly, if we do not pay principal on the debentures on or after the scheduled maturity date and before the final maturity date on June 15, 2067 as a result of our failure to raise sufficient proceeds from the issuance of qualifying capital securities despite our commercially reasonable efforts to do so in accordance with the terms of the debentures described above under “— Repayment of Principal,” no “default” or “event of default” arises from such non-payment of principal.

The junior subordinated indenture provides that the trustee must give holders notice of all defaults or events of default within 90 days after it becomes actually known to a responsible officer of the trustee. However, except in the cases of a default or an event of default in payment on the debentures, the trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders.

If an event of default under the junior subordinated indenture listed under the first two bullet points above occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures may declare the entire principal amount of and all accrued but unpaid interest on all debentures to be due and payable immediately. If an event of default involving certain events of The Progressive Corporation’s bankruptcy, insolvency or receivership occurs, the entire principal amount of the debentures will automatically become due and payable.

If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debentures can, subject to certain conditions, rescind the declaration.

The holders of a majority in aggregate principal amount of the outstanding debentures may waive any past default, except:

•	a default in payment of principal or interest; or

•	a default under any provision of the junior subordinated indenture that itself cannot be modified or amended without the consent of the holders of all outstanding debentures.

The holders of a majority in principal amount of the debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to the provisions of the junior subordinated indenture.

We are required to file an officers’ certificate with the trustee each year that states, to the knowledge of the certifying officers, whether we have complied with all conditions and covenants under the terms of the junior subordinated indenture.

Actions Not Restricted by Junior Subordinated Indenture

The junior subordinated indenture does not contain restrictions on our ability to:

•	incur, assume or become liable for any type of debt or other obligation;

•	create liens on our property for any purpose; or

•	pay dividends or make distributions on our capital stock or purchase or redeem our capital stock, except as set forth under “ — Dividend and Other Payment Stoppages During Interest Deferral and Under Certain Other Circumstances” above, or make debt payments on, or purchase, redeem or retire, any senior indebtedness.

The junior subordinated indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the junior subordinated indenture does not contain any provisions that would require us to repurchase or redeem or modify the terms of any of the debentures upon a change of control or other event involving us that may adversely affect the creditworthiness of the debentures.

Modification of Junior Subordinated Indenture

Under the junior subordinated indenture, certain of our rights and obligations and certain of the rights of holders of the debentures may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debentures. However, the following modifications and amendments, among others, will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest (including any additional interest thereon), including the scheduled maturity date and the final maturity date;

•	a change in the manner of calculating payments due on the debentures in a manner adverse to holders of debentures;

•	a change in the place of payment for any payment on the debentures that is adverse to holders of the debentures or a change in the currency in which any payment on the debentures is payable;

•	an impairment of the right of any holder of debentures to institute suit for payments on the debentures;

•	a reduction in the percentage of outstanding debentures required to consent to a modification or amendment of the junior subordinated indenture or required to consent to a waiver of compliance with certain provisions of the junior subordinated indenture or certain defaults under the junior subordinated indenture; and

•	a reduction in the requirements contained in the junior subordinated indenture for quorum or voting.

Under the junior subordinated indenture, the holders of at least a majority of the aggregate principal amount of the outstanding debentures may, on behalf of all holders of the debentures, waive compliance by us with certain covenants or conditions contained in the junior subordinated indenture.

We and the trustee may execute, without the consent of any holder of debentures, any supplemental indenture for the purposes of:

•	evidencing the succession of another corporation to us, and the assumption by any such successor of our covenants contained in the junior subordinated indenture and the debentures;

•	adding or modifying covenants of us for the benefit of the holders of the debentures or surrendering any of our rights or powers under the junior subordinated indenture; provided that such addition, modification or surrender may not add events of default or acceleration events with respect to the debentures;

•	evidencing and providing for the acceptance of appointment under the junior subordinated indenture by a successor trustee with respect to the debentures;

•	curing any ambiguity, correcting or supplementing any provision in the junior subordinated indenture that may be defective or inconsistent with any other provision therein or in any supplemental indenture or making any other provisions with respect to matters or questions arising under the junior subordinated indenture, provided that such provisions, as so changed, corrected or modified, shall not adversely affect the interests of the holders of the debentures in any material respect; or

•	making any changes to the junior subordinated indenture in order for the junior subordinated indenture to conform to the final prospectus supplement relating to the debentures.

We will not enter into any supplemental indenture with the trustee to add any additional event of default with respect to the debentures without the consent of the holders of at least a majority in aggregate principal amount of outstanding debentures.

Book-Entry System

DTC, to which we refer along with its successors in this capacity as the depositary, will act as securities depositary for the debentures. The debentures will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the debentures, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the debentures so long as the debentures are represented by global security certificates.

Investors may elect to hold interests in the debentures in global form through either DTC in the United States or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V. (“Euroclear”), if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream,

Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants (the “DTC Participants”) deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the Commission.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the debentures held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the debentures held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the Euroclear System.

We will issue the debentures in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive certificated debentures upon request by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such debentures. If we determine at any time that the debentures will no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all debentures represented by these certificates for all purposes under the debentures and the junior subordinated indenture governing the debentures. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the debentures represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any debentures represented by these certificates for any purpose under the debentures or the junior subordinated indenture.

All payments on the debentures represented by the global security certificates and all transfers and deliveries of related debentures will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the debentures will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules of the relevant European international clearing system; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants will be required to deliver instructions directly to Clearstream, Luxembourg or the Euroclear System, as the case may be.

Because of time-zone differences, credits of debentures received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debentures settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the debentures by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of debentures among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

Governing Law

The junior subordinated indenture and the debentures will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of default, the trustee is under no obligation to exercise any of the powers under the junior subordinated indenture at the request, order or direction of any holders of debentures unless offered reasonable indemnification.

Miscellaneous

We or our affiliates may from time to time purchase any of the debentures that are then outstanding by tender, in the open market or by private agreement.

DESCRIPTION OF THE REPLACEMENT CAPITAL COVENANT

The following is a description of the material terms of the replacement capital covenant. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the full document, a copy of which will be filed with the Commission as an exhibit to a current report on Form 8-K.

We will covenant in a replacement capital covenant for the benefit of persons that buy, hold or sell a specified series of our long-term indebtedness that ranks senior to the debentures (“covered debt”) that we will not repay or defease (in this section, “repay”), or redeem or purchase, and will cause our subsidiaries not to repay, redeem or purchase, as applicable, the debentures before June 15, 2047 (or an earlier date, in certain limited cases), except to the extent that the principal amount repaid or the applicable redemption or purchase price does not exceed the sum of the “applicable percentage” of the following amounts:

•	the aggregate amount of net cash proceeds received by us and our subsidiaries since the most recent “measurement date” (without double counting proceeds received in any prior “measurement period”) from the sale of our common shares, “qualifying warrants”, “mandatorily convertible preferred shares”, “debt exchangeable for common equity”, “debt exchangeable for preferred equity” and “qualifying capital securities” (collectively, the “replacement capital securities”) to persons other than us and our subsidiaries; plus

•	the market value of any common shares that we and our subsidiaries have issued (determined as of the date of issuance) to persons other than us and our subsidiaries in connection with the conversion of any convertible or exchangeable securities, other than securities for which we or any of our subsidiaries have received equity credit from any NRSRO (as defined below), since the most recent “measurement date” (without double counting proceeds received in any prior “measurement period”).

Our covenants in the replacement capital covenant run only to the benefit of holders of the covered debt. The replacement capital covenant is not intended for the benefit of holders of the debentures and may not be enforced by them, and the replacement capital covenant is not a term of the junior subordinated indenture or the debentures. The initial series of covered debt is our 6.25% Senior Notes due 2032 (CUSIP No. 743315AL7) (the “initial covered debt”). The replacement capital covenant includes provisions requiring us to redesignate a new series of indebtedness if the covered debt approaches maturity, becomes subject to a redemption notice or is reduced to less than $100,000,000 in outstanding principal amount, subject to additional procedures. We expect that, at all times prior to June 15, 2047, we will be subject to the replacement capital covenant and, accordingly, will be limited in our ability to repay, redeem or purchase the debentures.

We may amend or supplement the replacement capital covenant from time to time with the consent of the holders of at least a majority in principal amount of the then-effective series of covered debt. We may, acting alone and without the consent of the holders of the then-effective series covered debt (the “covered debtholders”), amend or supplement the replacement capital covenant if (i) such amendment or supplement eliminates common shares, qualifying warrants, mandatorily convertible preferred shares and/or debt exchangeable for common equity as replacement capital securities and, in the case of this clause (i), after the issue date of the replacement capital covenant, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that failure to so eliminate common shares, qualifying warrants, mandatorily convertible preferred shares and/or debt exchangeable for common equity as replacement capital securities would result in a reduction in our earnings per share as calculated in accordance with generally accepted accounting principles in the United States; (ii) such amendment or supplement is not adverse to the covered debtholders and one of our officers has delivered to the covered debtholders in the manner provided for in the junior subordinated indenture, fiscal agency agreement or other instrument with respect to such covered debt a written certificate stating that, in his or her determination, such amendment or supplement is not adverse to such covered debtholders; or (iii) the effect of such amendment or supplement is solely to impose additional restrictions on, or eliminate certain of, the types of securities qualifying as replacement capital securities, and one of our officers has delivered to the holders of the covered debtholders in the manner provided for in the junior subordinated indenture, fiscal agency agreement or other instrument with respect to such covered debt a written certificate to that effect. We will agree in the junior subordinated indenture, however, that we will not amend the replacement capital covenant to impose additional restrictions on the type or amount of qualifying capital securities that we may include for purposes of determining when repayment, redemption or purchase of the debentures is permitted, except with the consent of the holders of a majority in principal amount of the debentures.

For purposes of the replacement capital covenant, the term “repay” includes the defeasance by us of the debentures as well as the satisfaction and discharge of our obligations under the junior subordinated indenture with respect to the debentures.

The replacement capital covenant will terminate if an event of default resulting in acceleration of the debentures occurs, among other things.

“Applicable percentage” means:

•	in the case of any common shares or “qualifying warrants”, (a) 133% with respect to any repayment, redemption or purchase prior to June 15, 2017, (b) 200% with respect to any repayment, redemption or purchase on or after June 15, 2017 and prior to June 15, 2037 and (c) 400% with respect to any repayment, redemption or purchase on or after June 15, 2037;

•	in the case of any “mandatorily convertible preferred shares”, “debt exchangeable for common equity”, “debt exchangeable for preferred equity” or any “qualifying capital securities” described in the first bullet point of the definition of that term, (a) 100% with respect to any repayment, redemption or purchase prior to June 15, 2037 and (b) 300% with respect to any repayment, redemption or purchase on or after June 15, 2037;

•	in the case of any “qualifying capital securities” described in the second bullet point of the definition of that term, (a) 100% with respect to any repayment, redemption or purchase prior to June 15, 2037 and (b) 200% with respect to any repayment, redemption or purchase on or after June 15, 2037; and

•	in the case of any “qualifying capital securities” described in the third bullet point of the definition of that term, 100%.

“Common shares” means (i) our common shares, including common shares issued pursuant to any dividend reinvestment plan or our employee benefit plans, (ii) a security of ours, ranking upon our liquidation, dissolution or winding up junior to our qualifying non-cumulative preferred shares and pari passu with our common shares, that tracks the performance of, or relates to the results of, a business, unit or division of us, and (iii) any securities issued in exchange for the securities described in clause (i) or (ii) above in connection with a business combination (as defined in the sixth bullet of “alternative payment mechanism”).

“Debt exchangeable for common equity” means a security or combination of securities (together in this definition, “such securities”) that:

•	gives the holder a beneficial interest in (i) our subordinated debt securities that are not redeemable prior to the settlement date of a related stock purchase contract and (ii) a fractional interest in the related stock purchase contract for a common share that will be settled in three years or less, with the number of common shares purchasable pursuant to such stock purchase contract to be within a range established at the time of issuance of such subordinated debt securities, and having customary anti-dilution adjustments;

•	provides that the investors directly or indirectly grant us a security interest in such subordinated debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the investors’ direct or indirect obligation to purchase our common shares pursuant to such stock purchase contracts;

•	includes a remarketing feature pursuant to which our subordinated debt securities are remarketed to new investors commencing not later than the last distribution date that is at least one month prior to the settlement date of the stock purchase contract; and

•	provides for the proceeds raised in the remarketing to be used to purchase our common shares under the stock purchase contracts and, if there has not been a successful remarketing by the settlement date of the stock purchase contract, provides that the stock purchase contracts will be settled by us exercising our remedies as a secured party with respect to our subordinated debt securities or other collateral directly or indirectly pledged by investors in the debt exchangeable for common equity.

“Debt exchangeable for preferred equity” means a security or combination of securities (together in this definition, “such securities”) that:

•	gives the holder a beneficial interest in (a) our or one of our subsidiaries’ (in this definition, the “issuer”) subordinated debt securities that include a provision permitting the issuer to defer distributions in whole or in part on such securities for one or more distribution periods of up to at least seven years without any remedies other than permitted remedies and that are the most junior subordinated debt of the issuer (or rank pari passu with the most junior subordinated debt of the issuer) and (b) an interest in a stock purchase contract that obligates the holder to acquire a beneficial interest in our qualifying non-cumulative preferred shares;

•	provides that the investors directly or indirectly grant to us a security interest in such subordinated debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the investors’ direct or indirect obligation to purchase qualifying non-cumulative preferred shares pursuant to such stock purchase contracts;

•	includes a remarketing feature pursuant to which our subordinated debt securities are remarketed to new investors commencing not later than the first distribution date that is at least five years after the date of issuance of such securities or earlier in the event of an early settlement event based on (i) the dissolution of the issuer of such debt exchangeable for preferred equity or (ii) one or more financial tests set forth in the terms of the instrument governing such debt exchangeable for preferred equity;

•	provides for the proceeds raised in the remarketing to be used to purchase our qualifying non-cumulative preferred shares under the stock purchase contracts and, if there has not been a successful remarketing by the first distribution date that is six years after the date of issuance of such securities, provides that the stock purchase contracts will be settled by us exercising our rights as a secured creditor with respect to our subordinated debt securities or other collateral directly or indirectly pledged by investors in the debt exchangeable for preferred equity;

•	includes a qualifying replacement capital covenant that will apply to such securities and to any qualifying non-cumulative preferred shares issued pursuant to the stock purchase contracts, provided that such qualifying replacement capital covenant will not include debt exchangeable for common equity or debt exchangeable for preferred equity as replacement capital securities; and

•	if applicable, after the issuance of such qualifying non-cumulative preferred shares, provides the holders with a beneficial interest in such qualifying non-cumulative preferred shares.

“Mandatorily convertible preferred shares” means cumulative preferred shares with (a) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that such preferred shares convert into common shares of the issuer within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of such preferred shares, subject to customary anti-dilution adjustments.

“Measurement date” means: (a) with respect to any repayment, redemption or purchase of debentures on or prior to June 15, 2037 (the “scheduled maturity date”), the date that is 180 days prior to delivery of notice of such repayment or redemption or the date of such purchase and (b) with respect to any repayment, redemption or purchase of debentures after the scheduled maturity date, the date that is 90 days prior to the date of such repayment, redemption or purchase, except that, if during the 90-day (or any shorter) period preceding the date that is 90 days prior to the date of such repayment, redemption or purchase, net cash proceeds described above were received but no repayment, redemption or purchase was made in connection therewith, the date upon which such 90-day (or any shorter) period prior to the date of such repayment, redemption or purchase began.

“Measurement period” means the period from a measurement date to the related notice date or repayment or purchase date. Measurement periods cannot run concurrently.

“Qualifying capital securities” means securities or combinations of securities (other than common shares, qualifying warrants, mandatorily convertible preferred shares, debt exchangeable for common equity and debt exchangeable for preferred equity) that, in the determination of our board of directors reasonably construing the definitions and other terms of the replacement capital covenant, meet one of the following criteria:

•	in connection with any repayment, redemption or purchase of debentures prior to June 15, 2017:

—	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures upon our liquidation, dissolution or winding up, (b) have no maturity or a maturity of at least 60 years and (c) either (x) are subject to a qualifying replacement capital covenant and have either a no payment provision or are non-cumulative or (y) have a mandatory trigger provision and are subject to intent-based replacement disclosure and have either an optional deferral provision or a no payment provision;

—	preferred shares issued by us or our subsidiaries that (a) are non-cumulative, (b) have no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, (c) have no maturity or a maturity of at least 60 years and (d) either (x) are subject to a qualifying replacement capital covenant or (y) have a mandatory trigger provision and are subject to intent-based replacement disclosure; or

—	securities issued by us or our subsidiaries that (a) rank pari passu or junior to the debentures upon our liquidation, dissolution or winding up, (b) have no maturity or a maturity of at least 40 years, (c) are subject to a qualifying replacement capital covenant, and (d) have an optional deferral provision and a mandatory trigger provision; or

•	in connection with any repayment, redemption or purchase of debentures at any time on or after June 15, 2017 but prior to June 15, 2037:

—	securities described under the first bullet of this definition that would be qualifying capital securities prior to June 15, 2017;

—	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures upon our liquidation, dissolution or winding up, (b) have no maturity or a maturity of at least 60 years, (c) are subject to a qualifying replacement capital covenant and (d) have an optional deferral provision;

—	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures upon our liquidation, dissolution or winding up, (b) have no maturity or a maturity of at least 60 years, (c) are non-cumulative or have a no-payment provision and (d) are subject to intent-based replacement disclosure;

—	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures upon our liquidation, dissolution or winding up, (b) have no maturity or a maturity of at least 40 years, (c) are non-cumulative or have a no payment provision and (d) are subject to a qualifying replacement capital covenant;

—	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures upon our liquidation, dissolution or winding up, (b) have no maturity or a maturity of at least 40 years, (c) have an optional deferral provision and a mandatory trigger provision and (d) are subject to intent-based replacement disclosure;

—	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures upon our liquidation, dissolution or winding up, (b) have no maturity or a maturity of at least 25 years, (c) are subject to a qualifying replacement capital covenant and (d) have an optional deferral provision and a mandatory trigger provision;

—	cumulative preferred shares issued by us or our subsidiaries that (a) have no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, (b) have no maturity or a maturity of at least 60 years and (c) are subject to a qualifying replacement capital covenant; or

—	securities issued by us or our subsidiaries that (a) rank (x) senior to the debentures and securities that are pari passu with the debentures but (y) junior to all other debt securities of The Progressive Corporation (other than (i) the debentures and securities that are pari passu with the debentures and (ii) securities that rank pari passu with such qualifying capital securities) upon our liquidation, dissolution or winding-up and (b) either:

º	have no maturity or a maturity of at least 60 years and either (i) are (x) non-cumulative or subject to a no-payment provision and (y) subject to a qualifying replacement capital covenant or (ii) have a mandatory trigger provision and an optional deferral provision and are subject to intent-based replacement disclosure, or

º	have no maturity or a maturity of at least 40 years, are subject to a qualifying replacement capital covenant and have a mandatory trigger provision and an optional deferral provision; or

•	in connection with any repayment, redemption or purchase of debentures at any time on or after June 15, 2037:

—	securities described under the second bullet of this definition that would be qualifying capital securities on or after June 15, 2017 but prior to June 15, 2037;

—	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures upon our liquidation, dissolution or winding-up, (b) have an optional deferral provision and (c) either

º	have no maturity or a maturity of at least 60 years and are subject to intent-based replacement disclosure, or

º	have no maturity or a maturity of at least 40 years and are subject to a qualifying replacement capital covenant;

—	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures upon our liquidation, dissolution or winding-up, (b) have no maturity or a maturity of at least 40 years and are subject to intent-based replacement disclosure and (c) are non-cumulative or have a no payment provision;

—	securities issued by us or our subsidiaries that (a) rank (x) senior to the debentures and securities that are pari passu with the debentures but (y) junior to all other debt securities of The Progressive Corporation (other than (i) the debentures and securities that are pari passu with the debentures and (ii) securities that are pari passu with such qualifying capital securities) upon our liquidation, dissolution or winding-up and (b) either:

º	have no maturity or a maturity of at least 60 years and either (i) have an optional deferral provision and are subject to a qualifying replacement capital covenant or (ii) (x) are non-cumulative or have a no payment provision and (y) are subject to intent-based replacement disclosure, or

º	have no maturity or a maturity of at least 40 years and either (i) (x) are non-cumulative or have a no payment provision and (y) are subject to a qualifying replacement capital covenant or (ii) are subject to intent-based replacement disclosure and have a mandatory trigger provision and an optional deferral provision; or

—	cumulative preferred shares issued by us or our subsidiaries that either (a) have no maturity or a maturity of at least 60 years and are subject to intent-based replacement disclosure or (b) have a maturity of at least 40 years and are subject to a qualifying replacement capital covenant.

Notwithstanding the foregoing, no securities or combination of securities will be included in qualifying capital securities if such securities (i) applying the tests set forth above, are required to include intent-based replacement disclosure and (ii) include a distribution rate step-up. “Distribution rate step-up” means, as to any qualifying capital securities, debt exchangeable for common equity or debt exchangeable for preferred equity, that the rate at which distributions accrue or are paid on such securities increases over time (including by an increase in the fixed rate of distributions in the case of securities that accrue and pay distributions at a fixed rate or by an increase in the margin above the applicable index in the case of securities that accrue and pay distributions based upon a margin above an index, but not including an increase in the rate of distributions merely because the index used in calculating such rate increases).

For purposes of the definitions provided above, the following terms have the following meanings:

“Alternative payment mechanism” means, with respect to any qualifying capital securities, provisions in the related transaction documents permitting us in our sole discretion to defer or skip in whole or in part payment of dividends or other distributions on such qualifying capital securities for one or more consecutive distribution periods not to exceed ten years and requiring us to issue (or use commercially reasonable efforts to issue) one or more types of APM qualifying securities raising eligible proceeds at least equal to the deferred distributions on such qualifying capital securities and apply the proceeds to pay unpaid distributions on such qualifying capital securities, commencing on the earlier of (x) the first distribution date after commencement of a deferral period on which we pay current distributions on such qualifying capital securities and (y) the fifth anniversary of the commencement of such deferral period, and that:

•	define “eligible proceeds” to mean, for purposes of such alternative payment mechanism, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale of the relevant securities, where applicable, and including the fair market value of property received by us or any of our subsidiaries as consideration for such APM qualifying securities) that we have received during the 180 days prior to the related distribution date from the issuance of APM qualifying securities, up to the preferred cap (as defined below in the eighth bullet of this definition) in the case of APM qualifying securities that are qualifying non-cumulative preferred shares or mandatorily convertible preferred shares;

•	permit us to pay current distributions on any distribution date out of any source of funds but (x) require us to pay deferred distributions only out of eligible proceeds and (y) prohibit us from paying deferred distributions out of any source of funds other than eligible proceeds;

•	if deferral of distributions continues for more than one year (or such shorter period as provided for in the terms of such securities), require us or any of our subsidiaries not to repay, redeem or purchase any of our securities ranking junior to or pari passu with any APM qualifying securities on a bankruptcy or liquidation of us the proceeds of which were used to settle deferred interest during the relevant deferral period until at least one year after all deferred distributions have been paid (a “repurchase restriction”), other than the following (none of which shall be restricted or prohibited by a repurchase restriction):

—	purchases of such securities by our subsidiaries in connection with the distribution thereof or market-making or other secondary-market activities;

—	purchases, redemptions or other acquisitions of our common shares in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants; or

—	purchases of our common shares pursuant to a contractually binding requirement to buy our common shares entered into prior to the beginning of the related deferral period, including under a contractually binding stock repurchase plan;

•	may include a provision that, notwithstanding the common cap (as defined below in the seventh bullet of this definition) and the preferred cap (as defined below in the eighth bullet of this definition), for purposes of paying deferred distributions, limits our ability to sell common shares, qualifying warrants, or mandatorily convertible preferred shares above an aggregate cap specified in the transaction documents (a “share cap”), provided that the product of such share cap and the current stock market price of a common share as of the date of issuance of such qualifying capital securities shall not represent a lower proportion of the aggregate principal or liquidation amount, as applicable, of such qualifying capital securities than the product of the share cap amount for the debentures and the current stock market price of a common share as of the date of issuance of the debentures represents of the aggregate principal amount of the debentures;

•	in the case of qualifying capital securities other than qualifying non-cumulative preferred shares, include a bankruptcy claim limitation provision;

•	permit us, at our option, to provide that if we are involved in a merger, consolidation, amalgamation, binding share exchange or conveyance, transfer or lease of assets substantially as an entirety to any other person or a similar transaction (a “business combination”) where immediately after the consummation of the business combination more than 50% of the voting stock of the surviving entity of the business combination or the person to whom all or substantially all of our assets have been transferred, conveyed or leased is owned, directly or indirectly, by the shareholders of the other party to the business combination, then the first three bullet points of this definition will not apply to any deferral period that is terminated on the next distribution date following the date of consummation of the business combination;

•	limit our obligation to issue (or use commercially reasonable efforts to issue) APM qualifying securities that are common shares and qualifying warrants to settle deferred distributions pursuant to the alternative payment mechanism either (i) during the first five years of any deferral period or (ii) before an anniversary of the commencement of any deferral period that is not earlier than the fifth such anniversary and not later than the ninth such anniversary (as designated in the terms of such qualifying capital securities) with respect to deferred distributions attributable to the first five years of such deferral period, to:

—	an aggregate amount of such securities, the net proceeds from the issuance of which is equal to 2% of our market capitalization;

—	or a number of common shares and qualifying warrants, in the aggregate, not in excess of 2% of the outstanding number of our common shares (the “common cap”); and

•	limit our right to issue APM qualifying securities that are qualifying non-cumulative preferred shares and mandatorily convertible preferred shares to settle deferred distributions pursuant to the alternative payment mechanism to an aggregate amount of qualifying non-cumulative preferred shares and still-outstanding mandatorily convertible preferred shares, the net proceeds from the issuance of which with respect to all deferral periods is equal to 25% of the liquidation or principal amount of such qualifying capital securities (the “preferred cap”);

•	provided (and it being understood) that:

—	we shall not be obligated to issue (or use commercially reasonable efforts to issue) APM qualifying securities for so long as a market disruption event has occurred and is continuing;

—	if, due to a market disruption event or otherwise, we are able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred distributions on any distribution date, we will apply any available eligible proceeds to pay accrued and unpaid distributions on the applicable distribution date in chronological order subject to the common cap, preferred cap and share cap, as applicable; and

—	if we have outstanding more than one class or series of securities under which we are obligated to sell a type of APM qualifying securities and apply some part of the proceeds to the payment of deferred distributions, then on any date and for any period the amount of net proceeds received by us from those sales and available for payment of deferred distributions on such securities shall be applied to such securities on a pro rata basis up to the common cap, the preferred cap and the share cap, as applicable, in proportion to the total amounts that are due on such securities.

“APM qualifying securities” means, with respect to an alternative payment mechanism, or any mandatory trigger provision, one or more of the following (as designated in the transaction documents for any qualifying capital securities that include an alternative payment mechanism or a mandatory trigger provision, as applicable):

• common shares;

• qualifying warrants;

• qualifying non-cumulative preferred shares; or

• mandatorily convertible preferred shares,

provided (and it being understood) that (i) if the APM qualifying securities for any alternative payment mechanism or mandatory trigger provision include both common shares and qualifying warrants, such alternative payment mechanism or mandatory trigger provision may permit, but need not require, us to issue qualifying warrants and (ii) such alternative payment mechanism or mandatory trigger provision may permit, but need not require, us to issue mandatorily convertible preferred shares.

“Bankruptcy claim limitation provision” means, with respect to any qualifying capital securities that have an alternative payment mechanism or a mandatory trigger provision, provisions that, upon any liquidation, dissolution, winding-up or reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the issuer, limit the claim of the holders of such qualifying capital securities to distributions that accumulate during (i) any deferral period, in the case of qualifying capital securities that have an alternative payment mechanism or (ii) any period in which we fail to satisfy one or more financial tests set forth in the terms of such qualifying capital securities or related transaction agreements, in the case of qualifying capital securities having a mandatory trigger provision, to:

•	in the case of qualifying capital securities having an alternative payment mechanism or mandatory trigger provision with respect to which the APM qualifying securities do not include qualifying non-cumulative preferred shares or mandatorily convertible preferred shares, 25% of the stated or principal amount of such qualifying capital securities then outstanding; and

•	in the case of any other qualifying capital securities, an amount not in excess of the sum of (x) the first two years of accumulated and unpaid distributions and (y) an amount equal to the excess, if any, of the preferred cap over the aggregate amount of net proceeds from the sale of qualifying non-cumulative preferred shares and mandatorily convertible preferred shares that is still outstanding that the issuer has applied to pay such distributions pursuant to the alternative payment mechanism or the mandatory trigger provision; provided that the holders of such qualifying capital securities are deemed to agree that, to the extent the claim for deferred interest exceeds the amount set forth in clause (x), the amount they receive in respect of such excess shall not exceed the amount they would have received had the claim for such excess ranked pari passu with the interests of the holders, if any, of qualifying non-cumulative preferred shares.

“Current stock market price” of our common shares on any date will be the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if our common shares are not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which our common shares are traded or quoted. If our common shares are not listed on any U.S. securities exchange on the relevant date, the “current stock market price” will be the last quoted bid price for our common shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common shares are not so quoted, the “current stock market price” will be the average of the mid-point of the last bid and ask prices for our common shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Intent-based replacement disclosure” means, as to any qualifying non-cumulative preferred shares or qualifying capital securities, that we have publicly stated our intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the Commission made by us under the Exchange Act prior to or contemporaneously with the issuance of such securities, that we and our subsidiaries, to the extent the securities provide the issuer with equity credit for rating purposes, will repay, redeem or purchase such securities only with the proceeds of replacement capital securities that have terms and provisions at the time of repayment, redemption or purchase that are as or more equity-like than the securities then being repaid, redeemed or purchased, raised within 180 days prior to the applicable repayment, redemption or purchase date.

“Mandatory trigger provision” means, as to any qualifying capital securities, provisions in the terms thereof or of the related transaction agreements that:

•	require the issuer of such qualifying capital securities to make payment of distributions on such qualifying capital securities only pursuant to the issue and sale of APM qualifying securities within two years of a failure to satisfy one or more financial tests set forth in the terms of such qualifying capital securities or related transaction agreements, in an amount such that the net proceeds of such sale are at least equal to the amount of unpaid distributions on such qualifying capital securities (including all deferred and accumulated amounts) and require the application of the net proceeds of such sale to pay such unpaid distributions, provided that (i) if the mandatory trigger provision does not require the issuance and sale within one year of such failure, the amount of the common shares and/or qualifying warrants the net proceeds of which the issuer must apply to pay such distributions pursuant to such provision may not exceed the common cap, and (ii) the amount of qualifying non-cumulative preferred shares and still-outstanding mandatorily convertible preferred shares the net proceeds of which we may apply to pay such distributions pursuant to such provision may not exceed the preferred cap;

•	if the provisions described in the first bullet point do not require such issuance and sale within one year of such failure, include a repurchase restriction (as defined above under the definition of “alternative payment mechanism”);

•	prohibit the issuer of such securities from redeeming or purchasing any of its securities ranking upon its liquidation, dissolution or winding up junior to or pari passu with any APM qualifying securities the proceeds of which were used to settle deferred interest during the relevant deferral period prior to the date six months after the issuer applies the net proceeds of the sales described in the first bullet point to pay such deferred distributions in full; and

•	include a bankruptcy claim limitation provision;

provided (and it being understood) that:

•	we will not be obligated to issue (or use commercially reasonable efforts to issue) APM qualifying securities for so long as a market disruption event has occurred and is continuing;

•	if, due to a market disruption event or otherwise, we are able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred distributions on any distribution date, we will apply any available eligible proceeds to pay accrued and unpaid distributions on the applicable distribution date in chronological order subject to the common cap, preferred cap and share cap, as applicable; and

•	if we have outstanding more than one class or series of securities under which we are obligated to sell a type of APM qualifying securities and apply some part of the proceeds to the payment of deferred distributions, then on any date and for any period the amount of net proceeds received by us from those sales and available for payment of deferred distributions on such securities shall be applied to such securities on a pro rata basis up to the common cap and the preferred cap, as applicable, in proportion to the total amounts that are due on such securities.

No remedy other than permitted remedies will arise by the terms of such securities or related transaction agreements in favor of the holders of such qualifying capital securities as a result of the issuer’s failure to pay distributions because of the mandatory trigger provision until distributions have been deferred for one or more distribution periods that total together at least ten years.

“No-payment provision” means a provision or provisions in the transaction documents for securities (referred to in this definition as “such securities”) that include the following:

• an alternative payment mechanism; and

•	an optional deferral provision modified and supplemented from the general definition of that term to provide that the issuer of such securities may, in its sole discretion, defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods of up to five years or, if a market disruption event has occurred and is continuing, ten years, without any remedy other than permitted remedies and the obligations (and limitations on obligations) described in the definition of “alternative payment mechanism” applying.

“Non-cumulative” means, with respect to any qualifying capital securities, that the issuer may elect not to make any number of periodic distributions without any remedy arising under the terms of the securities or related agreements in favor of the holders, other than one or more permitted remedies.

“NRSRO” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.

“Optional deferral provision” means, as to any qualifying capital securities, a provision in the terms thereof or of the related transaction agreements to the effect that:

•	(a)(i) the issuer of such qualifying capital securities may, in its sole discretion, defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods of up to five years or, if a market disruption event is continuing, ten years, without any remedy other than permitted remedies and (ii) such qualifying capital securities are subject to an alternative payment mechanism (provided that such alternative payment mechanism need not apply during the first five years of any deferral period and need not include a common cap, preferred cap, share cap, bankruptcy claim limitation provision or repurchase restriction); or

•	(b) the issuer of such qualifying capital securities may in its sole discretion, defer or skip in whole or in part payment of distributions on such securities for one or more consecutive distribution periods up to ten years without any remedy other than permitted remedies.

“Permitted remedies” means, with respect to any securities, one or more of the following remedies:

•	rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded); and

•	complete or partial prohibitions preventing the issuer from paying distributions on or repurchasing common shares or other securities that rank pari passu with or junior as to distributions to such securities for so long as distributions on such securities, including unpaid distributions, remain unpaid.

“Qualifying replacement capital covenant” means a replacement capital covenant that is substantially similar to the replacement capital covenant applicable to the debentures or another replacement capital covenant, as identified by our board of directors acting in good faith and in its reasonable discretion and reasonably construing the definitions and other terms of the replacement capital covenant applicable to the debentures, (i) entered into by a company that at the time it enters into such replacement capital covenant is a reporting company under the Exchange Act and (ii) that restricts the related issuer from repaying, redeeming or purchasing, and its subsidiaries from purchasing, identified securities, except to the extent of the applicable percentage of the net proceeds from the issuance of specified replacement capital securities that have terms and provisions at the time of repayment, redemption or purchase that are as or more equity-like than the securities then being repaid, redeemed or purchased, within the 180 day period prior to the applicable repayment, redemption or purchase date; provided that the term of such replacement capital covenant shall be determined at the time of issuance of the replacement capital securities taking into account the other characteristics of such securities.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the debentures by (i) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

This summary is based on the fiduciary responsibility provisions of ERISA, relevant regulations issued by the United States Department of Labor, and on the pertinent provisions of the Code and regulations issued thereunder. No assurance can be given that future legislation, administrative regulations or rulings or court decisions will not significantly modify the requirements summarized herein. Any such changes may be retroactive and thereby apply to transactions entered into prior to the date of their enactment or release.

The following summary is not intended to be exhaustive. Prior to making an investment in the debentures of a portion of the assets of any Plan, the fiduciaries of the Plan should consult with independent counsel regarding whether an investment in the debentures is appropriate and as to the consequences under ERISA, the Code and other applicable laws of an investment in the debentures.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) related to standards of conduct and the management and disposition of ERISA Plan assets and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other “parties in interest” or “disqualified persons” (as those terms are defined in ERISA and the Code). Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the debentures of a portion of the assets of any Plan, a fiduciary, taking into account the facts and circumstances of the ERISA Plan, should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

A fiduciary can be personally liable for losses incurred by a Plan resulting from a breach of fiduciary duties and can be subject to other adverse consequences.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest”, within the meaning of ERISA, or “disqualified persons”, within the meaning of Section 4975 of the Code (including, without limitation, loans or other extensions of credit between an ERISA Plan and any such person or entity), unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of the ERISA Plan that engages in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of debentures by an ERISA Plan with respect to which we (or any of our affiliates) are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs”, that may apply to the acquisition and holding of the debentures. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

Because of the foregoing, the debentures should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation of any applicable Similar Laws.

Representation

By acceptance of a debenture, each purchaser and subsequent transferee of a debenture will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the debentures constitutes assets of any Plan or (ii) the purchase and holding of the debentures by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the debentures on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the debentures. Purchasers of the debentures have exclusive responsibility for ensuring that their purchase and holding of the debentures do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any debentures to a Plan is in no respect a representation by us or any of our affiliates or representatives that such investment meets all relevant legal requirements with respect to investments by any such Plan generally or any particular Plan, or that such investment is appropriate for such Plans generally or any particular Plan.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

The following summary describes certain United States federal income and estate tax consequences of the purchase, ownership and disposition of the debentures as of the date hereof. Unless otherwise stated, this summary deals only with debentures held as capital assets by a holder who purchases the debentures upon original issuance at their initial offering price and does not constitute a detailed description of the United States federal income and estate tax considerations applicable to you if you are subject to special treatment under the United States federal income or estate tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	holding the debentures as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	liable for alternative minimum tax;

•	an investor in a pass-through entity;

•	former citizens or residents of the United States; or

•	a United States person whose “functional currency” is not the U.S. dollar.

As used herein, the term “United States holder” means a beneficial owner of the debentures that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-United States holder” means a beneficial owner of a debenture (other than a partnership) that is not a United States holder.

The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

In addition, the authorities on which this summary is based are subject to various interpretations. The debentures are novel financial instruments, and there is no statutory, judicial or administrative authority that directly addresses the United States federal income tax treatment of securities similar to the debentures. We have not sought any rulings concerning the treatment of the debentures, and the opinion of Baker & Hostetler LLP expressed herein is not binding on the Internal Revenue Service (“IRS”) or the courts, either of which could disagree with the explanations or conclusions contained in this summary. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed in this summary or that a court would not sustain such a challenge.

If a partnership holds the debentures, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the debentures, you should consult your tax advisor.

This summary does not contain a detailed description of all the United States federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of the debentures, you should consult your own tax advisor concerning the United States federal income and estate tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Classification of the Debentures

We agree, and by purchasing the debentures, each holder of the debentures agrees, to treat the debentures as indebtedness for all United States federal income tax purposes. In connection with the issuance of the debentures, Baker & Hostetler LLP, our special tax counsel, has advised us that, under current law and assuming full compliance with the terms of the junior subordinated indenture, and based on the representations, facts and assumptions set forth or referenced in its opinion, although the matter is not free from doubt, the debentures will be characterized as indebtedness for United States federal income tax purposes. The remainder of this discussion assumes that the debentures will be treated as our indebtedness.

United States Holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a United States holder of debentures.

Interest Income and Original Issue Discount

Under applicable United States Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount (“OID”). We believe that, as of the date of this prospectus supplement, the likelihood that we will exercise our option to defer payments of interest under the terms of the debentures is remote within the meaning of the United States Treasury regulations. Accordingly, upon issuance, we believe the debentures will not be treated as issued with OID. In such case, subject to the discussion below, the debentures will not be subject to the special OID rules, at least upon initial issuance, so that you will generally be taxed on the stated interest on the debentures as ordinary income at the time it is paid or accrued in accordance with your regular method of tax accounting.

If, however, we exercise our right to defer payments of interest on the debentures, the debentures will become OID instruments at that time. In that case, you will be subject to special OID rules described below. Once the debentures become OID instruments, they will be taxed as OID instruments for as long as they remain outstanding. Under the OID economic accrual rules, the following occurs:

•	regardless of your method of accounting, you would accrue an amount of interest income each year that approximates the stated interest payments (including interest on deferred interest) called for under the terms of the debentures using the constant-yield-to-maturity method of accrual described in section 1272 of the Code;

•	the actual cash payments of interest you receive on the debentures would not be reported separately as taxable income;

•	any amount of OID included in your gross income, will increase your tax basis in the debentures; and

•	the interest payments that you receive in respect of accrued OID will reduce your tax basis in the debentures.

The IRS has not yet addressed in any rulings or other interpretations the U.S. Treasury regulations dealing with OID and the deferral of interest payments where the issuer of a debt instrument has a right to defer interest payments. It is possible that the IRS could assert that the debentures were issued initially with OID merely because of our right to defer interest payments. If the IRS were successful in this regard, you would be subject to the special OID rules described above, regardless of whether we exercise our option to defer payments of interest on the debentures.

Sale or Redemption of the Debentures

If your debentures are sold or redeemed, you will recognize gain or loss equal to the difference between:

•	your amount realized on the sale or redemption of the debentures (less an amount equal to any accrued but unpaid interest that you did not previously include in income, which will be taxable as such); and

•	your adjusted tax basis in the debentures sold or redeemed.

Your gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if you have held your debentures for more than one year. The deductibility of capital losses is subject to limitations.

Non-United States Holders

The following discussion is a summary of certain United States federal income and estate tax consequences that will apply to you if you are a non-United States holder of the debentures. Special rules may apply to certain non-United States holders, such as “controlled foreign corporations”, “passive foreign investment companies”, corporations that accumulate earnings to avoid United States federal income tax and certain expatriates, among others, that are subject to special treatment under the Code. Such non-United States holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

United States Federal Withholding Tax

As stated above, this discussion assumes that the debentures will be respected as our indebtedness under current law. In such case, under present United States federal income tax law, and subject to the discussion below concerning backup withholding, United States federal withholding tax will not apply to any payment by us or any paying agent of principal or interest (which for purposes of this discussion includes any OID) to you on the debentures under the “portfolio interest” exception, provided that:

•	interest paid on the debentures is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own ten percent or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the debentures is described in section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold the debentures through certain financial intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special certification rules apply to non-United States holders that are pass-through entities rather than corporations or individuals. If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of premium, if any, and interest (including OID) made to you will be subject to a 30% United States federal withholding tax, unless you provide us or our paying agent, as the case may be, with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed under “— United States Federal Income Tax”).

Except as discussed below, the 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale or other disposition of the debentures.

If, contrary to the opinion of our tax counsel, the debentures were recharacterized as our equity, payments on the debentures would generally be subject to United States federal withholding tax at a rate of 30% (or such lower applicable income tax treaty rate).

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest (including OID) on the debentures is effectively connected with the conduct of such trade or business (and, in the context of an applicable income tax treaty, is attributable to a United States permanent establishment), you will be subject to United States federal income tax on such interest (including OID) on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the W-8ECI certification requirements discussed under “— United States Federal Withholding Tax” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of the corporation’s effectively connected earnings and profits for the taxable year (including OID), subject to adjustments.

You will generally not be subject to United States federal income tax on any gain you realize upon a sale or other disposition of the debentures unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, in the context of an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of such disposition, and certain other conditions are met.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on the debentures beneficially owned by you at the time of your death, provided that any payment to you on the debentures would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest” exception described under “— United States Federal Withholding Tax”, without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

United States Holders

In general, information reporting requirements will apply to certain payments made on the debentures and to the proceeds of sale of the debentures made to you (unless you are an exempt recipient such as a corporation). Backup withholding may apply to such payments if you fail to properly provide a taxpayer identification number or a certification of exempt status, or fail to appropriately report in full interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Non-United States Holders

Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and you have provided the certification described in the fifth bullet point under “— Non-United States Holders — United States Federal Withholding Tax”.

You will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale of the debentures made within the United States or conducted through certain United States related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

The company and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement with respect to the debentures. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of debentures indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Principal
Amount
Underwriter	of Debentures
Goldman, Sachs & Co.	$700,000,000
J.P. Morgan Securities Inc.	$150,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$150,000,000

Total	$1,000,000,000

The underwriters are committed to take and pay for all of the debentures being offered, if any are taken.

Debentures sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any debentures sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.60% of the principal amount of debentures. Any such securities dealers may resell any debentures purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.40% of the principal amount of debentures. If all the debentures are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The debentures are a new issue of securities with no established trading market. The company has been advised by the underwriters that the underwriters intend to make a market in the debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debentures.

In connection with the offering, the underwriters may purchase and sell debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of debentures than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the debentures while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative of the underwriters, Goldman, Sachs & Co., has repurchased debentures sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the debentures. As a result, the price of the debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of debentures to the public in that Relevant Member State prior to the publication of a prospectus in relation to the debentures which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of debentures to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of debentures to the public” in relation to any debentures in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the debentures to be offered so as to enable an investor to decide to purchase or subscribe for the debentures, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”)) received by it in connection with the issue or sale of the debentures in circumstances in which Section 21(1) of the FSMA would not, if the company was not an authorized person, apply to the company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the debentures in, from or otherwise involving the United Kingdom.

The debentures may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the debentures may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to debentures which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The debentures have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any debentures, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the debentures may not be circulated or distributed, nor may the debentures be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the debentures are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the debentures under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.6 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We have agreed with each of the underwriters that during the period beginning on June 18, 2007 and continuing to and including the date 30 days after the date of this prospectus supplement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose, except as provided under the terms of the underwriting agreement, any securities that are substantially similar to the debentures without the prior written consent of the representative.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” the information we file with it into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and the information that we file later with the Commission will automatically update and, where applicable, supersede this information. We incorporate by reference the documents listed below and any additional documents filed by us with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of this prospectus supplement (other than information “furnished” under any current report or otherwise “furnished” to the Commission), until this offering is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2007; and

•	our Current Reports on Form 8-K, including amendments thereto, as filed with the Commission on: February 8, 2007, March 6, 2007, March 26, 2007 and April 20, 2007.

You can obtain any of the documents incorporated by reference through us, the Commission or the Commission’s website as described below. Any person, including any beneficial owner, to whom this prospectus supplement is delivered, may obtain documents incorporated by reference in, but not delivered with, this prospectus supplement by requesting them orally or in writing at the following address:

Jeffrey W. Basch
Chief Accounting Officer
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, Ohio 44143
(440) 446-2851

Documents incorporated by reference are available from us without charge, excluding exhibits to those documents unless we have specifically incorporated by reference such exhibits into those documents.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, as well as registration and proxy statements and other information, with the Commission. These documents may be read and copied at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can get further information about the Commission’s Public Reference Room by calling 1-800-SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, registration statements and other information regarding registrants like Progressive that file electronically with the Commission. In addition, our filings with the Commission may be available through the New York Stock Exchange, 20 Broad Street, New York, New York, 10005, on which our common shares are listed.

EXPERTS

Our financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of Pricewater-houseCoopers LLP, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

VALIDITY OF SECURITIES

The validity of the debentures will be passed upon for us by Baker & Hostetler LLP, Cleveland, Ohio, and for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP will rely upon Baker & Hostetler LLP as to matters of Ohio law. Certain United States federal income taxation matters will be passed upon for us by Baker & Hostetler LLP.

PROSPECTUS
The Progressive Corporation

Senior Debt Securities
Junior Subordinated Debt Securities

By this prospectus, we may offer from time to time our notes, debentures or other evidences of unsecured, senior indebtedness (the “senior debt securities”) or unsecured, junior subordinated indebtedness (the “junior subordinated debt securities”), as further described in this prospectus. We sometimes refer to the debt securities and the junior subordinated debt securities together in this prospectus as the “debt securities” or the “securities.”

We may offer debt securities in one or more series. This prospectus describes some of the general terms that may apply to those securities and the general way in which they may be offered. We will specify the terms applicable to each series of senior debt securities or junior subordinated debt securities, as applicable, and the manner in which they will be offered, in a supplement to this prospectus (a “prospectus supplement”). We may not use this prospectus to sell senior debt securities or junior subordinated debt securities unless this prospectus is accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Unless stated otherwise in this prospectus or the applicable prospectus supplement, the securities will not be listed on any securities exchange.

Our principal executive office is located at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, and our telephone number is (440) 461-5000.

Investing in our debt securities involves risks. See “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 18, 2007.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”). Under the registration statement, we may offer from time to time the senior debt securities or the junior subordinated debt securities described in this prospectus. This prospectus provides you with a general description of the debt securities that we may offer. Our discussions of those securities and certain related documents are summaries only and are not necessarily complete. Each time we sell senior debt securities or junior subordinated debt securities, we will provide a prospectus supplement that will contain specific information about the terms of the debt securities being offered. The prospectus supplement may add, update or change information contained in this prospectus.

This prospectus includes certain documents and information that are incorporated by reference below, and it omits some of the information contained in the registration statement and the exhibits thereto. Before you invest, you should read this prospectus, any prospectus supplement and the documents and other information that are incorporated by reference into this prospectus, together with the registration statement and the documents that are attached to the registration statement as exhibits. The documents and other information that are incorporated by reference herein, as well as information about how to obtain copies of the registration statement and related documentation from us, can be found below under “Where You Can Find More Information.”

When we use the terms “Progressive”, the “company”, “we”, “us” or “our” in this prospectus, we mean The Progressive Corporation, and not any of its subsidiaries or mutual company affiliate, unless we state or the context implies otherwise. The terms “subsidiaries” in this prospectus includes both our subsidiaries and our mutual company affiliate, unless we state or the context implies otherwise.

No person has been authorized to give any information or to make any representations not contained or incorporated by reference into this prospectus in connection with any offering made hereby, and if given or made, such information or representations must not be relied upon. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any debt securities other than the registered securities to which it relates. This prospectus also does not constitute an offer to sell or a solicitation of an offer to buy any debt securities in any jurisdiction in which such offer or solicitation may not be legally made. The delivery of this prospectus at any time does not imply that the information in this prospectus is correct as of any time after the date hereof.

RISK FACTORS

Investing in our senior debt securities or our junior subordinated debt securities involves risks. You should carefully consider the risks described in any prospectus supplement that we provide and in our filings with the SEC referred to below in “Where You Can Find More Information,” including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2006, which includes a “Risk Factors” discussion at Item 1A, beginning on page 11 thereof. Our subsequent filings with the SEC may contain amended and updated discussions of significant risks.

FORWARD-LOOKING STATEMENTS

Under the Private Securities Litigation Reform Act of 1995, statements in this prospectus and the documents incorporated by reference that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. These risks and uncertainties include, without limitation:

•	uncertainties related to estimates, assumptions and projections generally;

•	inflation and changes in economic conditions (including changes in interest rates and financial markets);

•	the accuracy and adequacy of our pricing and loss reserving methodologies;

•	the competitiveness of our pricing and the effectiveness of our initiatives to retain more customers;

•	initiatives by competitors and the effectiveness of our response;

•	our ability to obtain regulatory approval for requested rate changes and the timing thereof;

•	the effectiveness of our brand strategy and advertising campaigns relative to those of competitors;

•	legislative and regulatory developments;

•	disputes relating to intellectual property rights;

•	the outcome of litigation pending or that may be filed against us;

•	weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions);

•	changes in driving patterns and loss trends;

•	acts of war and terrorist activities;

•	our ability to maintain the uninterrupted operation of our facilities, systems (including information technology systems) and business functions;

•	court decisions and trends in litigation and health care and auto repair costs; and

•	other matters described from time to time in our releases and publications, and in our periodic reports and other documents filed with the SEC.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for one or more contingencies. Reported results, therefore, may appear to be volatile in certain accounting periods.

THE PROGRESSIVE CORPORATION

In this section only, when we use the terms “Progressive”, the “company”, “we”, “us” or “our”, we mean The Progressive Corporation and its subsidiaries, on a consolidated basis, unless we state or the context implies otherwise.

The Progressive insurance organization began business in 1937. The Progressive Corporation, an insurance holding company formed in 1965, currently has 67 subsidiaries and one mutual insurance company affiliate (collectively, the “subsidiaries”). Our insurance subsidiaries provide personal and commercial automobile insurance and other specialty property-casualty insurance and related services throughout the United States. We maintain geographic diversity in our insurance underwriting business, writing personal auto policies in 49 states and the District of Columbia and commercial auto policies in 49 states.

Our subsidiaries’ property-casualty insurance products protect our customers against collision and physical damage to their motor vehicles, uninsured and underinsured bodily injury, and liability to others for personal injury or property damage arising out of the use of those vehicles. Our non-insurance subsidiaries generally support our insurance and investment operations. Our business operations include the following:

•	Our Personal Lines Business includes private passenger automobile insurance and specialty products, such as insurance for motorcycles, recreational vehicles, mobile homes, watercraft and snowmobiles. The Personal Lines business either is generated by independent agents and brokers or is written directly by us over the Internet or by phone.

•	The Commercial Auto Business writes primary liability and physical damage insurance for automobiles and trucks owned by small businesses and is primarily distributed through the independent agency channel. This business operates in the specialty truck and light and local commercial auto markets.

•	Other indemnity businesses include providing professional liability insurance to community banks, principally directors and officers liability insurance, and managing our run-off businesses.

•	Our service businesses include providing insurance-related services, primarily policy issuance and claims adjusting services in 25 states for Commercial Auto Insurance Procedures/Plans (CAIP), which are state-supervised plans serving the involuntary markets.

•	We manage insurance claims through approximately 475 claims offices located throughout the United States. In addition, we have in operation 54 service centers, in 41 metropolitan areas across the country, that provide concierge-level claims service, which are designed to provide end-to-end resolution for physical damage losses.

•	Our investment group employs what management believes is a conservative approach to investment and capital management intended to ensure that we have sufficient capital to support all of the insurance premiums that we can profitably write. Our portfolio is invested primarily in short-term and intermediate-term, investment-grade fixed-income securities.

Progressive’s insurance businesses operate in a highly regulated environment. Our insurance subsidiaries are subject to regulation and supervision by state insurance departments in all 50 states and the District of Columbia, each of which has a unique and complex set of laws and regulations. State insurance departments have broad administrative power relating to licensing insurers, agents and adjusters, regulating premium changes and policy forms, establishing reserve requirements, prescribing statutory accounting methods and the form and content of statutory financial reports, and regulating the type and amount of investments permitted. In addition, insurance statutes or regulations in many states limit the extent to which insurance companies may pay dividends and transfer assets to their affiliates (including a parent company) and either prohibit, or require prior regulatory approval for, the payment of dividends and other distributions in excess of such limits. As a holding company with no business operations of its own, The Progressive Corporation relies on dividends from our subsidiaries as the principal source of funding to meet our financial obligations, including obligations to make payments on any senior debt securities or junior subordinated debt securities issued under this prospectus and the holding company’s other indebtedness.

Additional information about The Progressive Corporation and its subsidiaries can be found in our documents filed with the SEC, which are incorporated herein by reference, as provided below in “Where You Can Find More Information.” Our Web site is www. progressive.com. Information on our Web site does not constitute part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy our reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We also file documents electronically with the SEC.  The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of this Web site is http://www.sec.gov.

Our Common Shares are traded on the New York Stock Exchange under the symbol “PGR”. You may inspect the reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The SEC allows us to incorporate by reference information in other documents that we have filed with the SEC. This permits us to disclose information to you by referencing these filed documents. Information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede such information. Information furnished under the applicable items in our Current Reports on Form 8-K is not incorporated by reference, unless specifically stated in a prospectus supplement. We incorporate the following filed documents by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006 (filed on February 28, 2007).

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (filed on May 3, 2007).

•	Our Current Reports on Form 8-K (filed on: February 8, 2007; March 6, 2007; March 26, 2007; and April 20, 2007).

•	Our future filings under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 which are made with the SEC prior to the termination of this offering, as of the date of the filing of each such document.

We will furnish without charge to each person (including any beneficial owner) to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (including any exhibits that are specifically incorporated by reference into the requested document). Requests for such documents should be directed to: Jeffrey W. Basch, Chief Accounting Officer, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, or call: (440) 446-2851.

RATIO OF EARNINGS TO FIXED CHARGES

The following table represents the ratio of earnings to fixed charges of Progressive and its subsidiaries on a consolidated basis for the periods shown:

	Three Months Ended
	March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002

Ratio of Earnings to Fixed Charges	22.0x	25.5x	24.7x	21.3x	27.1x	18.8x	13.2x

Earnings consist of income before income taxes, less capitalized interest, plus fixed charges and the amortization of capitalized interest. Fixed charges consist of interest and amortization on indebtedness, and the portion of rents representative of the interest factor.

USE OF PROCEEDS

Except as may be otherwise provided in an applicable prospectus supplement, we will use the net proceeds of the sale of debt securities for general corporate purposes.

DESCRIPTION OF SENIOR DEBT SECURITIES AND
JUNIOR SUBORDINATED DEBT SECURITIES

Debt Securities and Indentures

We may offer senior debt securities or junior subordinated debt securities from time to time under this prospectus. We will set forth a description of the debt securities that may be offered under this prospectus in a prospectus supplement or other offering material.

We will issue debt securities under one or more indentures, each dated as of a date on or before the issuance of the debt securities to which it relates. Each indenture will be entered into between us and a trustee chosen by us and qualified to act as a trustee under the Trust Indenture Act of 1939. The statements and descriptions in this prospectus, in any prospectus supplement or in any other offering material regarding provisions of an indenture or securities being offered are summaries only and do not purport to be complete. Such statements and descriptions are subject to, and are qualified in their entirety by reference to all of the provisions of the applicable indenture (and any amendments or supplements we may enter into from time to time which are permitted under such indenture) and all of the provisions of the applicable senior debt securities or junior subordinated debt securities.

Unless we specify otherwise in the applicable prospectus supplement, senior debt securities will be offered under the senior indenture that is filed as Exhibit 4.1 to the registration statement (including amendments to such registration statement) of which this prospectus is a part, subject to any amendments or supplements to such indenture as we may adopt from time to time, and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company) will act as trustee. See “Where You Can Find More Information” for information on how to obtain copies of that indenture.

Junior subordinated debt securities will be offered under a junior subordinated indenture to be entered into prior to offering such junior subordinated debt securities between us and The Bank of New York Trust Company, N.A., and any amendments or supplements to that indenture. Important terms from the junior subordinated indenture will be included in the applicable prospectus supplement for that offering. See “Where You Can Find More Information” for information on how to obtain copies of that indenture when it is entered into.

The trustee under each indenture performs various roles. Among the trustee’s more significant roles, the trustee can enforce your rights against us if we default under certain circumstances. There are some limitations on the extent to which the trustee acts on your behalf, which will be described in the relevant prospectus supplement.

In addition, the trustee may act in the capacities of paying agent and securities registrar, performing administrative duties for us, such as sending you interest payments, transferring your securities to a new buyer if you sell, and sending you notices, as described below.

Both indentures, and all securities, will be governed by New York law.

Because this section is a summary, it does not describe every aspect of the securities or the indentures. This summary is subject to and qualified in its entirety by reference to all the provisions of the relevant security and indenture, including definitions of certain terms used in the applicable indenture. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the relevant prospectus supplement.

Global Securities

A global security is a special type of indirectly held security. If we choose to issue securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether your series of securities will be issued only in the form of global securities.

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security. As a result, the investor cannot have securities registered in his or her own name or receive physical certificates for his or her interest in the securities, and certain other limitations may apply. The depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor’s interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in “Street Name” will be up to the investor, who must consult his or her own bank or broker to find out how to have his or her interests in securities transferred to the investor’s own name, so that he or she will be a direct holder. The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary, and no other financial institution is designated by us to succeed it as the depositary.

•	When an event of default on the securities has occurred and has not been cured. Defaults will be discussed in the relevant prospectus supplement.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the relevant prospectus supplement. When a global security terminates, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

In the remainder of this description, “you” means direct holders of the securities and not “Street Name” or other indirect holders of securities.

Form, Exchange and Transfer

The securities will be issued either in registered form or in unregistered form with interest coupons, if applicable.

You may have your securities broken into more securities of smaller denominations or combined into fewer securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.” You may exchange or transfer securities at the office of the trustee. The trustee acts as our agent for registering securities in the names of holders and registering the transfer of securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders and registering transfers is called the “security registrar.”

You will not be required to pay a service charge to transfer or exchange securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we have designated additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent at any time. We may also approve a change in the office through which any transfer agent acts.

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is known as the “record date” and will be identified in the relevant prospectus supplement. Holders buying and selling securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the relevant record date.

We will pay interest, principal and any other money due on the securities at the corporate trust office of the relevant trustee. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

We also may arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent.

Notices

We and the particular trustee will send notices regarding the securities only to direct holders, using their addresses as listed in the trustee’s records.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

PLAN OF DISTRIBUTION

We may sell the senior debt securities and junior subordinated debt securities being offered under this prospectus through agents, underwriters, or dealers, or we may sell debt securities directly to one or more purchasers, or through a combination of any such methods of sale. The prospectus supplement for a particular offering of securities will set forth the terms of the offering of such securities, including the name or names of the specific agents, dealers or underwriters (including managing underwriters, if any), the purchase price and the proceeds to us from such sales, any underwriting discounts, agency fees or commissions and other items constituting compensation to the underwriters, agents or dealers, the initial public offering price, any discounts or concessions to be allowed or reallowed or paid to dealers, the securities exchange, if any, on which such securities may be listed, and the place and time of delivery of the securities offered.

Securities may be offered and sold through agents that we may designate from time to time. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933 (the “Securities Act”), of any senior debt securities or junior subordinated debt securities so offered and sold. Agents may be entitled under agreements which may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If we use an underwriter or underwriters in the sale of any debt securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. Such underwriter or underwriters will acquire the securities for their own account and may resell such securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against certain liabilities, including liabilities under the Securities Act. If any underwriter or underwriters are utilized in the sale of any debt securities, unless otherwise set forth in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters with respect to a sale of such securities will be obligated to purchase all such securities if any are purchased.

If a dealer is utilized in the sale of any senior debt securities or junior subordinated debt securities under this prospectus, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the debt securities so offered and sold. Dealers may be entitled, under agreements which may be entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. The name of any such dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

If the applicable prospectus supplement indicates, we will authorize underwriters or our other agents to solicit offers by certain institutions to purchase debt securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

The institutional purchaser’s obligations under the contract are subject to the condition that the purchase of the debt securities at the time of delivery is allowed by the laws that govern the purchaser. The underwriters and other agents will not be responsible for the validity or performance of the contracts.

Offers to purchase senior debt securities or junior subordinated debt securities may be solicited directly by us, and sales of such securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof. The terms of any such sales will be described in the applicable prospectus supplement.

The place and time of delivery of the applicable debt securities will be set forth in an accompanying prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in a prospectus supplement relating to the debt securities, certain legal matters in connection with the securities will be passed upon for Progressive by Baker & Hostetler LLP, Cleveland, Ohio.

EXPERTS

The consolidated financial statements and financial statement schedules of The Progressive Corporation and subsidiaries as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and management’s report on the effectiveness of internal control over financial reporting, all incorporated by reference in the registration statement of which this prospectus forms a part, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

$1,000,000,000

The Progressive Corporation

6.70% Fixed-to-Floating Rate
Junior Subordinated
Debentures
due 2067

Goldman, Sachs & Co.
Sole Structuring Coordinator and
Joint Bookrunner

JPMorgan
Joint Bookrunner

Merrill Lynch & Co.